EXECUTION COPY
IMAX CORPORATION
EXHIBIT 10.37
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
by and between
IMAX CORPORATION
as Borrower
- and -
WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as Agent, Lender, Sole Lead Arranger and Sole Bookrunner
- and -
EXPORT DEVELOPMENT CANADA
as Lender
Dated: June 2, 2011

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

1.1 “Accounts”	2
1.2 “Adjusted Euro Dollar Rate”	2
1.3 “Affiliate” or “affiliate”	3
1.4 “Agreed Currency”	3
1.5 “Application”	3
1.6 “Appraisal”	3
1.7 “Appraiser”	3
1.8 “Arranger”	3
1.9 “Assignment Agreement”	4
1.10 “Assignment of Capital Leases and Operating Leases”	4
1.11 “Assignment of Contracts on Backlog and Long Term Receivables Contracts”	4
1.12 “Availability Reserves”	4
1.13 “BIA”	4
1.14 “Blocked Account Agreement”	4
1.15 “Blocked Accounts”	5
1.16 “BMO”	5
1.17 “BMO FEFC Term Sheet”	5
1.18 “BMO Term Sheet”	5
1.19 “Borrowing Base Certificate”	5
1.20 “Business Day”	5
1.21 “Capital Lease Obligations”	5
1.22 “Capital Leases”	6
1.23 “Capital Leases Lending Formula”	6
1.24 “Cash and Excess Availability”	6
1.25 “Cash Dominion Event”	6
1.26 “CCAA”	6
1.27 “CCAA Plan”	6
1.28 “Client”	6
1.29 “Code”	6
1.30 “Collateral”	6
1.31 “Commitments”	7
1.32 “Compliance Certificate”	7
1.33 “Contracts and Leases”	7
1.34 “Contracts in Backlog”	7
1.35 “Default”	7
1.36 “DMR Fees”	7
1.37 “EBITDA”	8
1.38 “EDC”	8
1.39 “EDC Indemnity Agreement”	8
1.40 “Eligible Accounts”	8
1.41 “Eligible Capital Leases”	10
1.42 “Eligible Contracts in Backlog”	11

1.43 “Eligible Contracts, Leases and Inventory”	13
1.44 “Eligible Finished Goods Inventory”	13
1.45 “Eligible Long Term Receivables Contracts”	13
1.46 “Eligible Operating Leases”	14
1.47 “Eligible Transferee”	15
1.48 “Environmental Laws”	16
1.49 “Equipment”	16
1.50 “Equivalent Amount”	16
1.51 “ERISA”	16
1.52 “ERISA Affliliate”	16
1.53 “ERISA Event”	17
1.54 “Euro Dollar Rate”	17
1.55 “Euro Dollar Rate Loans”	18
1.56 “Event of Default”	18
1.57 “Excess Availability”	18
1.58 “Excluded Accounts”	18
1.59 “Fair Market Value”	18
1.60 “Financing Agreements”	19
1.61 “Finished Goods Inventory”	19
1.62 “Finished Goods Inventory Lending Formula”	19
1.63 “Fiscal Quarter”	19
1.64 “Fixed Charge Coverage Ratio”	19
1.65 “Funded Debt”	20
1.66 “Funding Bank”	20
1.67 “Future Permitted Transaction”	21
1.68 “FX Guarantee”	21
1.69 “GAAP”	21
1.70 “General Security Agreement”	21
1.71 “Governmental Authority”	21
1.72 “Hazardous Materials”	21
1.73 “Hedging Agreement”	22
1.74 “Information Certificate”	22
1.75 “Interest Period”	22
1.76 “Interest Rate”	22
1.77 “Inventory”	23
1.78 “IP Collateral”	23
1.79 “IP Collateral License Agreement”	23
1.80 “IP Grace Period”	23
1.81 “Lenders”	23
1.82 “Lending Formulas”	23
1.83 “Letter of Credit Accommodations”	23
1.84 “License Agreements”	24
1.85 “Lien”	24
1.86 “Liquidation Expenses”	24
1.87 “Loans”	24
1.88 “Long Term Receivable Contracts Lending Formula”	24

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1.89 “Long Term Receivables Contracts”	24
1.90 “Mark to Market Exposure”	24
1.91 “Maturity Date”	25
1.92 “Maximum Credit”	25
1.93 “Maximum Revolving Credit”	25
1.94 “Maximum Revolving Term Credit”	25
1.95 “Measurement Date”	25
1.96 “Multiemployer Plan”	25
1.97 “Net Amount of Eligible Accounts”	25
1.98 “Non-Funding Lender”	25
1.99 “Notice”	25
1.100 “Obligations”	26
1.101 “Obligor”	26
1.102 “OFAC”	26
1.103 “Operating Leases”	26
1.104 “Operating Leases Lending Formula”	26
1.105 “Other Currency”	26
1.106 “Other Lender”	27
1.107 “Patriot Act”	27
1.108 “Payment Account”	27
1.109 “Pension Plans”	27
1.110 “Permitted Liens”	27
1.111 “Person” or “person”	27
1.112 “Plan”	27
1.113 “PPSA”	27
1.114 “Priority Payables Reserve”	28
1.115 “Pro Rata Share”	28
1.116 “Real Property”	28
1.117 “Real Property Lending Formula”	28
1.118 “Receiver”	28
1.119 “Records”	28
1.120 “Report”	29
1.121 “Required Lenders”	29
1.122 “Revolving Loans”	29
1.123 “Revolving Term Loan”	29
1.124 “Revolving Term Loan Term Conversion Date”	29
1.125 “Sanctioned Entity”	29
1.126 “Sanctioned Person”	29
1.127 “Secured Hedging Agreement”	30
1.128 “Secured Parties”	30
1.129 “Settlement Date”	30
1.130 “Spot Rate”	30
1.131 “Studios”	30
1.132 “Subsidiary”	30
1.133 “Trailing Cash Collections”	31
1.134 “Unfunded Capital Expenditures”	31

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1.135 “UCC”	31
1.136 “US Dollar Amount”	31
1.137 “USERP”	31
1.138 “US First Rate”	31
1.139 “US Pension Plan”	31
1.140 “US Prime Rate”	31
1.141 “US Prime Rate Loans”	32
1.142 “US Reference Bank”	32

ARTICLE 2 CREDIT FACILITIES	32

2.1 Revolving Loans	32
2.2 Letter of Credit Accommodations	34
2.3 Revolving Term Loan	37

ARTICLE 3 INTEREST AND FEES	38

3.1 Interest	38
3.2 Increased Costs and Changes in Law	40
3.3 Servicing Fee	44
3.4 Unused Line Fee	44
3.5 Closing Fee	44

ARTICLE 4 CONDITIONS PRECEDENT	45

4.1 Conditions Precedent to the Availability of Loans and Letter of Credit Accommodations	45
4.2 Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations	45

ARTICLE 5 INTENTIONALLY DELETED	46

ARTICLE 6 COLLECTION AND ADMINISTRATION	46

6.1 Borrower’s Loan Account	46
6.2 Statements	46
6.3 Collection of Accounts	46
6.4 Payments	48
6.5 Authorization to Make Loans and Letter of Credit Accommodations	49
6.6 Use of Proceeds	49
6.7 Pro Rata Treatment	49
6.8 Obligations Several; Independent Nature of Lenders’ Rights	50

ARTICLE 7 COLLATERAL REPORTING AND COVENANTS	50

7.1 Collateral Reporting	50
7.2 Accounts Covenants	51
7.3 Inventory Covenants	53
7.4 Equipment Covenants	53
7.5 IP Collateral Covenants	54
7.6 Real Property Covenants	56
7.7 Power of Attorney	56
7.8 Right to Cure	57

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7.9 Access to Premises	57

ARTICLE 8 REPRESENTATIONS AND WARRANTIES	58

8.1 Corporate Existence, Power and Authority; Subsidiaries; Solvency	58
8.2 Financial Statements; No Material Adverse Change	59
8.3 Chief Executive Office; Collateral Locations	59
8.4 Priority of Liens; Title to Properties	59
8.5 Tax Returns	59
8.6 Litigation	60
8.7 Compliance with Other Agreements and Applicable Laws	60
8.8 Bank Accounts	60
8.9 Accuracy and Completeness of Information	60
8.10 Status of Pension Plans	61
8.11 Environmental Compliance	62
8.12 Inter-Creditor and Subordination Agreements	63
8.13 Survival of Warranties; Cumulative	63
8.14 U.S. Legislation	63
8.15 Material Operating Subsidiaries	64

ARTICLE 9 AFFIRMATIVE AND NEGATIVE COVENANTS	65

9.1 Maintenance of Existence	65
9.2 New Collateral Locations	65
9.3 Compliance with Laws, Regulations, Etc.	65
9.4 Payment of Taxes and Claims	66
9.5 Insurance	67
9.6 Financial Statements and Other Information	68
9.7 Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.	70
9.8 Liens	71
9.9 Indebtedness	72
9.10 Loans, Investments, Guarantees, Etc.	73
9.11 Dividends and Redemptions	75
9.12 Transactions with Affiliates	75
9.13 Fixed Charge Coverage Ratio	75
9.14 Excess Availability	76
9.15 Intentionally Deleted	76
9.16 Intellectual Property	76
9.17 Additional Bank Accounts	76
9.18 Applications under the Companies’ Creditors Arrangement Act	76
9.19 Supplemental Executive Retirement Plan	76
9.20 Operation of Pension Plans	77
9.21 Costs and Expenses	78
9.22 Further Assurances	78
9.23 Cash and Excess Availability Covenant	79
9.24 Funded Debt	79
9.25 No Material Changes	79
9.26 Hedging Transactions	79

- v -

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES	80

10.1 Events of Default	80
10.2 Remedies	83

ARTICLE 11 ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	87

11.1 Assignment and Participations	87
11.2 Appointment of Agent	89
11.3 Agent’s Reliance, Etc.	90
11.4 Agent and Affiliates	90
11.5 Lender Credit Decision	91
11.6 Indemnification	91
11.7 Failure to Act	91
11.8 Concerning the Collateral and the Related Financing Agreements	92
11.9 Field Audit, Examination Reports and other Information; Disclaimer by Lenders	92
11.10 Collateral Matters	92
11.11 Successor Agent	93
11.12 Setoff and Sharing of Payments	94
11.13 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	94
11.14 Meetings of Lenders	97
11.15 Approval of Lenders and Agent	97

ARTICLE 12 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	98

12.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	98
12.2 Waiver of Notices	100
12.3 Amendments and Waivers	100
12.4 Waiver of Counterclaim	100
12.5 Indemnification	100

ARTICLE 13 TERM OF AGREEMENT; MISCELLANEOUS	101

13.1 Term	101
13.2 Notice	103
13.3 Partial Invalidity	103
13.4 Successors	103
13.5 Entire Agreement	103
13.6 Headings	103
13.7 Judgment Currency	104
13.8 Counterparts and Facsimile	104
13.9 Patriot Act Notice	104

ARTICLE 14 ACKNOWLEDGMENT AND RESTATEMENT	104

14.1 Existing Obligations	104
14.2 Acknowledgment of Security Interests	105
14.3 Existing Loan Agreement	105
14.4 Restatement	105

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INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Information Certificate
Schedule 1.19	Borrowing Base Certificate
Schedule 1.22	Capital Leases
Schedule 1.32	Compliance Certificate
Schedule 1.34	Contracts in Backlog
Schedule 1.58	Excluded Accounts
Schedule 1.61	Finished Goods Inventory
Schedule 1.89	Long Term Receivables Contracts
Schedule 1.103	Operating Leases
Schedule 4.1(a)	Closing Agenda
Schedule 7.1(a)(iv)(B)	Weekly Trailing Cash Collections
Schedule 7.1(a)(iv)(C)	Trailing Cash Collections
Schedule 8.1	Corporate Structure Chart
Schedule 8.4	Existing Liens
Schedule 8.8	Bank Accounts
Schedule 8.9	Restrictions on Assignability in Contracts and Leases
Schedule 9.9	Existing Indebtedness
Schedule 9.10A	Guarantees
Schedule 9.10B	Existing Loans, Advances and Guarantees
Schedule 11.1(a)(iv)	Assignment Agreement

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement dated June 2, 2011 is entered into by and between IMAX Corporation, a corporation incorporated pursuant to the laws of Canada (  “Borrower”), Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada)), an Ontario corporation, as agent for and on behalf of the Secured Parties (in such capacity,   “Agent”) and as a Lender, and Export Development Canada, as a Lender.
W I T N E S S E T H:
WHEREAS Borrower and Congress Financial Corporation (Canada) (“Original Lender”) entered into a loan agreement dated February 6, 2004 which was amended pursuant to:
(a)	a first amendment to the Loan Agreement dated June 30, 2005;

(b)	a second amendment to the Loan Agreement dated May 16, 2006;

(c)	a second amendment to the Loan Agreement dated May 16, 2006 (which amended, restated and replaced in its entirety the second amendment to the Loan Agreement referred to in subparagraph (b) above);

(d)	a third amendment to the Loan Agreement dated September 30, 2007;

(e)	a fourth amendment to the Loan Agreement dated December 5, 2007; and

(f)	a fifth amendment to the Loan Agreement dated May 5, 2008,
(collectively, the   “Original Loan Agreement”);
WHEREAS Lenders, Agent and Borrower amended and restated the Original Loan Agreement pursuant to an amended and restated loan agreement dated November 16, 2009 as amended by a first amendment to the amended and restated credit agreement dated January 21, 2011 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the   “Existing Loan Agreement”);
WHEREAS Lenders, Agent and Borrower desire to amend and restate the Existing Loan Agreement as set forth herein; and
WHEREAS each Lender is willing to (severally and not jointly) make loans and provide such financial accommodations to Borrower on a pro rata basis according to their Commitment to Borrower on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
All terms used herein which are defined in the PPSA shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Lenders and Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words   “hereof”,   “herein”,   “hereunder”,   “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word   “including” when used in this Agreement shall mean   “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 12.3 or, without derogating from the cure rights, if any, provided to Borrower in Article 10 hereof, is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. If, after the date hereof, there shall be any change in the application of the accounting principles used in preparation of Borrower’s financial statements as a result of any changes in GAAP including International Financial Reporting Standards becoming applicable to Borrower, which changes (a) result in a change in the method of calculation of, or (b) impact on, financial covenants or other covenants applicable to Borrower found in this Agreement or the other Financing Agreements, Borrower and Agent shall promptly enter into negotiations in good faith in order to amend such financial covenants or other covenants so as to reflect equitably such changes with the desired result that the evaluations of Borrower’s financial condition shall be the same after such changes as if such changes had not been made. Canadian Dollars and the sign   “CDN$” mean lawful money of Canada.   “US Dollars” and the sign   “$” mean lawful money of the United States of America. All monetary amounts referred to in this Agreement are in US Dollars unless otherwise stated. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
1.1	“Accounts”
“Accounts” shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, including the right of Borrower to payments made pursuant to the Contracts and Leases, which are not evidenced by instruments or chattel paper, and whether or not earned by performance, excluding Excluded Accounts.
1.2	“Adjusted Euro Dollar Rate”
“Adjusted Euro Dollar Rate” shall mean, with respect to each Interest Period for any Euro Dollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing:

(a)	the Euro Dollar Rate for such Interest Period by:

(b)	a percentage equal to:
(i)	one (1) minus

(ii)	the Reserve Percentage.
For purposes hereof,   “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of US Dollars in a non-United States or an international banking office of the US Reference Bank, used to fund a Euro Dollar Rate Loan or any Euro Dollar Rate Loan made with the proceeds of such deposit, whether or not the US Reference Bank, actually holds or has made any such deposits or loans. The Adjusted Euro Dollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
1.3	“Affiliate” or “affiliate”
“Affiliate” or   “affiliate” shall have the meaning ascribed thereto in the Business Corporations Act (Canada).
1.4	“Agreed Currency”
“Agreed Currency” shall have the meaning set forth in Section 13.7 hereof.
1.5	“Application”
“Application” shall mean the Application, Indemnity and Consent Foreign Exchange Facility Guarantee between Borrower and BMO.
1.6	“Appraisal”
“Appraisal” shall mean an appraisal conducted by the Appraiser at the cost of Borrower, such appraisal to be in form, scope, methodology and with assumptions acceptable to Agent and addressed to Agent and Lenders and upon which Agent and Lenders are permitted to rely.
1.7	“Appraiser”
“Appraiser” means Hilco Appraisal Services, LLC, Great American Group or any other appraiser mutually acceptable to Agent and Borrower.
1.8	“Arranger”
“Arranger” shall mean Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada)) in its role hereunder as sole lead arranger and bookrunner.

1.9	“Assignment Agreement”
“Assignment Agreement” shall have the meaning set forth in Section 11.1(a)(iv) hereof.
1.10	“Assignment of Capital Leases and Operating Leases”
“Assignment of Capital Leases and Operating Leases” shall mean the amended and restated Assignment of Capital Leases and Operating Leases dated the date hereof between Borrower, as assignor, and Agent, as assignee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
1.11	“Assignment of Contracts on Backlog and Long Term Receivables Contracts”
“Assignment of Contracts on Backlog and Long Term Receivables Contracts” shall mean the amended and restated Assignment of Contracts in Backlog and Long Term Receivables Contracts dated the date hereof between Borrower, as assignor, and Agent, as assignee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
1.12	“Availability Reserves”
“Availability Reserves” shall mean, as of any date of determination, such amounts as Agent may from time to time establish and revise reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the Lending Formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent, do or may reasonably be expected to affect either: (i) the Collateral or any other property which is security for the Obligations or its value; (ii) the assets or business of Borrower or any Obligor; or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) to reflect Agent’s good faith estimate of the amount of any Priority Payables Reserve; or (d) in respect of any state of facts which Agent determines, in good faith, constitutes an Event of Default or Default; or (e) to reflect Agent’s good faith estimate of the Mark to Market Exposure. The amount of any Availability Reserve established by Agent shall have a reasonable relationship to the event, condition or circumstance which is the basis for such Availability Reserve as determined by Agent in good faith.
1.13	“BIA”
“BIA” shall mean the Bankruptcy and Insolvency Act (Canada).
1.14	“Blocked Account Agreement”
“Blocked Account Agreement” shall mean the amended and restated blocked account agreement dated on or about the date hereof among Borrower, Agent and the Bank of Montreal, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.15	“Blocked Accounts”
“Blocked Accounts” shall have the meaning set forth in Section 6.3(a) hereof.
1.16	“BMO”
“BMO” shall mean Bank of Montreal.
1.17	“BMO FEFC Term Sheet”
“BMO FEFC Term Sheet” shall mean the term sheet dated November 27, 2008 between Borrower and BMO with respect to a $5,000,000 Foreign Exchange Forward Contract Facility by BMO in favour of Borrower.
1.18	“BMO Term Sheet”
“BMO Term Sheet” shall mean the term sheet dated July 21, 2010, between Borrower and BMO with respect to the issuance of:
(a)	a $10,000,000 Demand, Revolving Letter of Credit Facility by BMO in favour of Borrower (the “BMO LC Facility”);

(b)	a CDN$35,000 Mastercard Businesscard Facility by BMO in favour of Borrower (the “Mastercard Facility”); and

(c)	a $3,000,000 Directline for Business — Foreign Exchange Settlement Facility by BMO in favour of Borrower (the “F/X Facility”).
1.19	“Borrowing Base Certificate”
“Borrowing Base Certificate” shall mean the borrowing base certificate, together with the completed exhibits thereto, to be delivered by Borrower pursuant to, inter alia, Section 7.1, the form of which is attached herewith as Schedule 1.19.
1.20	“Business Day”
“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which Agent’s Toronto office and banks in Chicago and New York City are open for business in the normal course.
1.21	“Capital Lease Obligations”
“Capital Lease Obligations” shall mean all monetary obligations of Borrower and its Subsidiaries under a capital lease and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

1.22	“Capital Leases”
“Capital Leases” shall mean, collectively, all of the leases listed on Schedule 1.22, as may be amended, updated and/or restated from time to time in accordance with the reporting requirements set out in Section 7.1(a) hereof, each of which are theatre system leases that transfer substantially all of the benefits and risks of ownership to Clients and meet the criteria established by the FASB Statement of Financial Accounting Standards No. 13.
1.23	“Capital Leases Lending Formula”
“Capital Leases Lending Formula” shall have the meaning set forth in Section 2.1(a)(iii) hereof.
1.24	“Cash and Excess Availability”
“Cash and Excess Availability” shall mean the US Dollar Amount as determined by Agent, equal to the sum of (a) Excess Availability, (b) cash, and (c) in Agent’s discretion, highly liquid securities with a known market value.
1.25	“Cash Dominion Event”
“Cash Dominion Event” shall mean the occurrence and continuance of the earlier of: (i) an Event of Default; or (ii) the Excess Availability falling below $5,000,000.
1.26	“CCAA”
“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).
1.27	“CCAA Plan”
“CCAA Plan” shall have the meaning set forth in Section 9.18 hereof.
1.28	“Client”
“Client” shall mean any Person, other than Borrower, who is now or hereafter becomes a party to a Capital Lease, an Operating Lease, Contract in Backlog and/or a Long Term Receivables Contract, as applicable, and   “Clients” means all such Persons.
1.29	“Code”
“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
1.30	“Collateral”
“Collateral” shall mean, collectively, (a) the Real Property and Collateral (as such term is defined in the General Security Agreement) and (b) all of the undertaking, property and assets, real or personal, tangible or intangible, now existing or hereafter acquired by Borrower or any Obligor that may at any time be or become subject to a Lien in favour of Agent to secure any or all of the Obligations; provided that, for greater certainty, any and all assets of IMAX China (Hong Kong), Limited and of one or more of the Borrower’s Subsidiaries to be organized by the Borrower under the laws of the People’s Republic of China shall be excluded from, and not form part of, the Collateral.
1.31	“Commitments”
“Commitments” shall mean (a) as to any Lender with respect to Revolving Loans, the aggregate of such Lender’s Revolving Loan Commitment as set forth below such Lender’s name on the signature page of this Agreement or, if such Lender’s name does not appear on the signature page of this Agreement, in the most recent Assignment Agreement executed by such Lender; (b) as to any Lender with respect to Revolving Term Loans, the aggregate amount of such Lender’s Revolving Term Loan Commitment as set forth below such Lender’s name on the signature page of this Agreement or, if such Lender’s name does not appear on the signature page of this Agreement, in the most recent Assignment Agreement executed by such Lender; and (c) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Revolving Term Loan Commitments to Borrower, which aggregate commitment is One Hundred Ten Million US Dollars ($110,000,000).
1.32	“Compliance Certificate”
“Compliance Certificate” shall mean the compliance certificate substantially in the form attached hereto as Schedule 1.32.
1.33	“Contracts and Leases”
“Contracts and Leases” shall mean, collectively, any one or all of the Capital Leases, the Operating Leases, the Contracts in Backlog and the Long Term Receivable Contracts.
1.34	“Contracts in Backlog”
“Contracts in Backlog” shall mean, collectively, contracts designated by Borrower internally as   “contracts in backlog” as listed on Schedule 1.34, as may be amended, updated and/or restated from time to time in accordance with requirements set out in Section 7.1(a) hereof.
1.35	“Default”
“Default” shall mean an event, circumstance or omission which, with any of the giving of notice or a lapse of time or both would constitute an Event of Default.
1.36	“DMR Fees”
“DMR Fees” shall mean fees paid to Borrower by film studios in respect of the exhibition of commercial films in the IMAX theatre network.

1.37	“EBITDA”
“EBITDA” shall mean, for any period with respect to Borrower, an amount equal to the consolidated net income or net loss before interest, taxes, depreciation, amortization and any other non-cash and non-operating charges or other impairments as approved by Agent. For purposes of calculating compliance with the financial covenants in Sections 9.13 and 9.24 hereof, EBITDA shall be calculated without taking into account any contribution to consolidated net income or net loss with respect to (i) any Future Permitted Transaction and (ii) non-cash equity income or loss from joint ventures.
1.38	“EDC”
“EDC” shall mean Export Development Canada.
1.39	“EDC Indemnity Agreement”
“EDC Indemnity Agreement” shall mean the indemnity agreement dated April 24, 2008 given by Borrower and certain Obligors in favour of EDC.
1.40	“Eligible Accounts”
“Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent based on the criteria set forth below.
In general, Accounts shall be Eligible Accounts if:
(a)	such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)	such Accounts are not unpaid more than sixty (60) days after the original due date for same;

(c)	such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

(d)	such Accounts comply with the terms and conditions contained in Section 7.2(b) hereof;

(e)	such Accounts are not contra accounts, do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(f)	the chief executive office of the account debtor with respect to such Accounts is located in Canada or in the United States of America or, if the chief executive office of the account debtor is not located in Canada or in the United States of America, the Account is payable in Canadian Dollars or US Dollars and, at

Agent’s option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in Canada in the currency in which the Account is denominated, sufficient to cover such Account, in form and substance satisfactory to Agent and, if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof has been notified of the assignment of the proceeds of such letter of credit to Agent; or (ii) such Account is fully insured under credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent; or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(g)	such Accounts do not consist of progress billings (other than those in respect of billings to film studios in respect of DMR Fees), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(h)	the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of set-off against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(i)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(j)	such Accounts are subject to the first priority, valid and perfected Lien of Agent and are not subject to any prior ranking Lien or other Lien except Permitted Liens and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except Permitted Liens;

(k)	neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an Affiliate of Borrower;

(l)	the account debtors with respect to such Accounts are not any foreign government, the federal government of Canada, any Province, political subdivision, department, agency or instrumentality thereof unless, upon Agent’s request, the Financial Administration Act (Canada) or any similar provincial or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(m)	there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;

(n)	[Intentionally Deleted];

(o)	such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the date of the original due date for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(p)	such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(q)	such Accounts are not subject to any rebates to the account debtors (but the portion of the Accounts remaining unimpaired after reserving for all potentially applicable rebates may be deemed Eligible Accounts);

(r)	such Accounts are not subject to any price protection or other terms, statutory or otherwise, under which payment by the account debtor may be reduced;

(s)	such Accounts do not arise under lease or long term receivables or payments due from joint venturers or under any Contract or Lease and are not given credit under any other Lending Formula;

(t)	such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Agent from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(u)	such Accounts are owed by account debtors deemed credit-worthy at all times by Agent, as determined by Agent.
General criteria for Eligible Accounts may be established and revised from time to time by Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.
1.41	“Eligible Capital Leases”
“Eligible Capital Leases” shall mean those leases, from time to time, which are and continue to be acceptable to Agent based on the general criteria set forth below which Agent, in good faith, may revise from time to time. In general, a Capital Lease shall be an Eligible Capital Lease if:
(a)	it is with a Client deemed creditworthy at all times by Agent, as determined by Agent in good faith;

(b)	it is with a Client that has not asserted a bona fide counterclaim, defence or dispute (other than as to a de minimus amount) under the applicable Capital Lease and if so, the value of such Capital Lease shall be reduced by the amount of such counterclaim, defense or dispute;

(c)	it is with a Client that does not have, and does not engage in transactions which may give rise to, any right of set-off against the Capital Lease; provided that the existence of any such right of set-off shall not by itself cause such Capital Lease to cease to continue to be an Eligible Capital Lease but its appraised value, for purposes of Section 2.1(a)(iii)(B) hereof, will be reduced by Agent by an amount determined by Agent in good faith;

(d)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of the Capital Lease or materially reduce the amount payable or delay payment thereunder, including any event of default or event which would, with notice or the passage of time, constitute an event of default under the Capital Lease;

(e)	it is subject to the first priority, valid and perfected Lien of Agent and is not subject to any prior ranking Liens or other Liens except Permitted Liens;

(f)	it is with a Client which is not itself, nor any officer or employee thereof, an officer, employee or agent of or affiliated with Borrower, directly or indirectly, by virtue of family membership, ownership, control, management or otherwise;

(g)	there are no proceedings or actions which are threatened or pending against the Client which could reasonably be expected to result in any material adverse change in such Client’s financial condition;

(h)	[Intentionally Deleted];

(i)	Borrower and/or any Obligor is the lessor under the applicable Capital Lease;

(j)	Borrower and/or any Obligor, as applicable, has not transferred title to the equipment leased to the Client pursuant to the applicable Capital Lease; provided however that Capital Leases pursuant to which title has been transferred to the Client but which are required to be defined as Capital Leases under GAAP shall be deemed to be Capital Leases; and

(k)	notwithstanding that there are any restrictions on assignability in respect of such Capital Lease.
Any Capital Lease, which is not considered to be an Eligible Capital Lease in accordance with the foregoing requirements, is nevertheless considered to form part of the Collateral.
1.42	“Eligible Contracts in Backlog”
“Eligible Contracts in Backlog” shall mean Contracts in Backlog, from time to time, which are and continue to be acceptable to Agent based on the general criteria set forth below which Agent, in good faith, may revise from time to time. In general, a Contract in Backlog shall be an Eligible Contract in Backlog if:

(a)	it is with a Client deemed creditworthy at all times by Agent, as determined by Agent in good faith;

(b)	it is with a Client that has not asserted a bona fide counterclaim, defence or dispute (other than as to a de minimus amount) under the applicable Contract in Backlog and if so, the value of the relevant Eligible Finished Goods Inventory shall be reduced by the amount of such counterclaim, defense or dispute;

(c)	it is with a Client that does not have, and does not engage in transactions which may give rise to, any right of set-off against the Eligible Finished Goods Inventory; provided that the existence of any such right of set-off shall not by itself cause such Eligible Finished Goods Inventory to cease to continue to be Eligible Finished Goods Inventory but its appraised value, for purposes of Section 2.1(a)(iv)(B) hereof, will be reduced by Agent by an amount determined by Agent in good faith;

(d)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of the Contract in Backlog or materially reduce the amount payable or delay payment thereunder, including any event of default or event which would, with notice or the passage of time, constitute an event of default under the Contract in Backlog;

(e)	it is subject to the first priority, valid and perfected Lien of Agent and is not subject to any prior ranking Lien or other Lien except Permitted Liens;

(f)	it is with a Client which is not itself, nor any officer or employee thereof, an officer, employee or agent of or affiliated with Borrower, directly or indirectly, by virtue of family membership, ownership, control, management or otherwise;

(g)	there are no proceedings or actions which are threatened or pending against the Client which could reasonably be expected to result in any material adverse change in such Client’s financial condition;

(h)	[Intentionally Deleted];

(i)	notwithstanding that there are restrictions on assignability in respect of such Contracts in Backlog; and

(j)	it is with a Client formed under a joint venture arrangement by Borrower on terms acceptable to Agent.
Any Finished Goods Inventory which is not considered to be Eligible Finished Goods Inventory in accordance with the foregoing requirements, is nevertheless considered to form part of the Collateral.

1.43	“Eligible Contracts, Leases and Inventory”
“Eligible Contracts, Leases and Inventory” shall mean, collectively, any one of or all of the Eligible Capital Leases, Eligible Operating Leases, Eligible Finished Goods Inventory and Eligible Long Term Receivables Contracts.
1.44	“Eligible Finished Goods Inventory”
“Eligible Finished Goods Inventory” means Finished Goods Inventory that has been assigned by Borrower to Eligible Contracts in Backlog.
1.45	“Eligible Long Term Receivables Contracts”
“Eligible Long Term Receivables Contracts” shall mean those contracts of Borrower, from time to time, which are and continue to be acceptable to Agent based on the general criteria set forth below which Agent, in good faith, may revise from time to time. In general, a Long Term Receivables Contract shall be an Eligible Long Term Receivable Contract if:
(a)	it is with a Client deemed creditworthy at all times by Agent, as determined by Agent in good faith;

(b)	it is with a Client that has not asserted a bona fide counterclaim, defence or dispute (other than as to a de minimus amount) under the applicable Long Term Receivables Contract; provided that the existence of such counterclaim, defence or dispute shall not by itself cause such Long Term Receivables Contract to cease to continue to be Eligible Long Term Receivables Contract but its appraised value, for purposes of Section 2.1(a)(v)(B) hereof, will be reduced by Agent by an amount determined by Agent in good faith;

(c)	it is with a Client that does not have, and does not engage in transactions which may give rise to, any right of set-off against the Long Term Receivables Contract; provided that the existence of any such right of set-off shall not by itself cause such Long Term Receivables Contract to cease to continue to be Eligible Long Term Receivables Contract but its appraised value, for purposes of Section 2.1(a)(v)(B) hereof, will be reduced by Agent by an amount determined by Agent in good faith;

(d)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of the Long Term Receivables Contract or materially reduce the amount payable or delay payment thereunder, including any event of default or event which would, with notice or the passage of time, constitute an event of default under the Long Term Receivable Contract;

(e)	it is subject to the first priority, valid and perfected Lien of Agent and is not subject to any prior ranking Lien or other Lien except Permitted Liens;

(f)	it is with a Client which is not itself, nor any officer or employee thereof, an officer, employee or agent of or affiliated with Borrower, directly or indirectly, by virtue of family membership, ownership, control, management or otherwise;

(g)	there are no proceedings or actions which are threatened or pending against the Client which could reasonably be expected to result in any material adverse change in such Client’s financial condition;

(h)	[Intentionally Deleted]; and

(i)	notwithstanding that there are restrictions on assignability in respect of such Long Term Receivables Contracts.
Any Long Term Receivables Contract, which is not considered to be an Eligible Long Term Receivables Contract in accordance with the foregoing requirements, is nevertheless considered to form part of the Collateral.
1.46	“Eligible Operating Leases”
“Eligible Operating Leases” shall mean those leases, from time to time, which are and continue to be acceptable to Agent based on the general criteria set forth below which Agent, in good faith, may revise from time to time. In general, an Operating Lease shall be an Eligible Operating Lease if:
(a)	it is with a Client deemed creditworthy at all times by Agent, as determined by Agent in good faith;

(b)	it is with a Client that has not asserted a bona fide counterclaim, defence or dispute (other than as to a de minimus amount) under the applicable Operating Lease and if so, the value of such Operating Lease shall be reduced by the amount of such counterclaim, defense or dispute;

(c)	it is with a Client that does not have, and does not engage in transactions which may give rise to, any right of set-off against the Operating Lease; provided that the existence of any such right of set-off shall not by itself cause such Operating Lease to cease to continue to be an Eligible Operating Lease but its appraised value, for purposes of Section 2.1(a)(ii) hereof, will be reduced by Agent by an amount determined by Lender in good faith;

(d)	there are no facts, events or occurrences which would impair the validity, enforceability or collectability of the Operating Lease or materially reduce the amount payable or delay payment thereunder, including any event of default or event which would, with notice or the passage of time, constitute an event of default under the Operating Lease;

(e)	it is subject to the first priority, valid and perfected Lien of Agent and is not subject to any prior ranking Lien or other Lien except Permitted Liens;

(f)	it is with a Client which is not itself, nor any officer or employee thereof, an officer, employee or agent of or affiliated with Borrower, directly or indirectly, by virtue of family membership, ownership, control, management or otherwise;

(g)	there are no proceedings or actions which are threatened or pending against the Client which could reasonably be expected to result in any material adverse change in such Client’s financial condition;

(h)	[Intentionally Deleted];

(i)	Borrower and/or any Obligor is the lessor under the applicable Operating Lease;

(j)	Borrower and/or any Obligor, as applicable, has not transferred title to the equipment leased to the Client pursuant to the applicable Operating Lease; and

(k)	notwithstanding that there are any restrictions on assignability in respect of such Operating Lease.
Any Operating Lease, which is not considered to be an Eligible Operating Lease in accordance with the foregoing requirements, is nevertheless considered to form part of the Collateral.
1.47	“Eligible Transferee”
“Eligible Transferee” shall mean
(a)	any Lender;

(b)	the parent company of any Lender and/or any Affiliate of such Lender;

(c)	any Person that is engaged in the business of making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and

(d)	any other commercial bank, financial institution or “accredited investor” (as defined under Ontario Securities Commission Rule 45-106) approved by Agent and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that,
(i)	neither Borrower nor any Affiliate of Borrower;

(ii)	nor any Person to whom any indebtedness (other than the Obligations) is owed by Borrower or any Obligor;

(iii)	nor any natural person;

(iv)	nor any Person that is a competitor of Borrower,
in each case of the foregoing clauses (i), (ii) and (iii), and (iv), shall qualify as an Eligible Transferee (each, a   “Prohibited Transferee”).
1.48	“Environmental Laws”
“Environmental Laws” shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.
1.49	“Equipment”
“Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
1.50	“Equivalent Amount”
“Equivalent Amount” in one currency on any day means the amount of that currency into which a specified amount of another currency can be converted at the Spot Rate (or if such rate is not available, such other rate as Agent may determine).
1.51	“ERISA”
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
1.52	“ERISA Affliliate”
“ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.53	“ERISA Event”
“ERISA Event” shall mean
(a)	any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a US Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation;

(b)	the adoption of any amendment to a US Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

(c)	a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization;

(d)	the filing of a notice of intent to terminate a US Pension Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a US Pension Plan;

(e)	an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(f)	the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate in excess of $500,000; and

(g)	any other event or condition with respect to any US Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of Borrower in excess of $500,000.
1.54	“Euro Dollar Rate”
“Euro Dollar Rate” shall mean the rate of interest, based on a 360 day year, appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service or any successor to or substitute for such service as determined by Agent) as the London interbank offered rate for deposits in US Dollars for a term comparable to the applicable Interest Period as selected by Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates rounded upwards, in Agent’s discretion, to the nearest 1/100th of one percent (1%)) on or about 9:00 a.m. New York time three (3) Business Days prior to the commencement of such Interest Period.

1.55 “Euro Dollar Rate Loans”
“Euro Dollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Euro Dollar Rate in accordance with the terms hereof.
1.56 “Event of Default”
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.
1.57 “Excess Availability”
“Excess Availability” shall mean the US Dollar Amount, calculated at any time and as determined by Agent, equal to:
(a)	the lesser of, subject to the sub-limit in respect of Letter of Credit Accommodations:
(i)	the amount of the Revolving Loans and Letter of Credit Accommodations available to Borrower as of such time based on the Lending Formulas, as determined by Agent less the Availability Reserves from time to time established by Agent; or

(ii)	the Maximum Revolving Credit plus $5,000,000; less
(b)	the sum of:
(i)	the amount of all then outstanding and unpaid Obligations (not including the then outstanding and unpaid amount of the Revolving Term Loan); and

(ii)	the aggregate amount of: (A) all due but unpaid tax obligations; and (B) past due trade payables which remain unpaid for more than ninety (90) days past the original invoice for same, of Borrower as of such time.
1.58 “Excluded Accounts”
“Excluded Accounts” means all present and future rights, revenues and bank accounts of Borrower or its Subsidiaries in respect of, and which are used to make or receive payments in relation to: (i) third party film productions; (ii) third party joint ventures; and (iii) owned and operated theatres, each of which is excluded from the Trailing Cash Collections. As of the date hereof, the Excluded Accounts are as set out in Schedule 1.58 hereto.
1.59 “Fair Market Value”
“Fair Market Value” shall mean an estimated amount, determined as of the effective date of the applicable Appraisal, expressed in US Dollars, that may be reasonably realized from an orderly liquidation of the applicable Collateral net of the amount of deductions for all commissions, taxes and other Liquidation Expenses by the Appraiser and set out in the applicable Appraisal.

1.60 “Financing Agreements”
“Financing Agreements” shall mean, collectively, this Agreement, the Original Loan Agreement, the Existing Loan Agreement, the General Security Agreement, the Assignment of Capital Leases and Operating Leases, the Assignment of Contracts in Backlog and Long Term Receivables Contracts, the Blocked Account Agreement, the IP Collateral License Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments previously, now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, the Original Loan Agreement and the Existing Loan Agreement, in each case, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, but excluding any Secured Hedging Agreement.
1.61 “Finished Goods Inventory”
“Finished Goods Inventory” means the finished goods Inventory of Borrower, as listed on Schedule 1.61 as amended, updated and/or restated from time to time in accordance with the reporting requirements set out in Section 7.1(a) hereof, that has been designated by Borrower as a Contract in Backlog.
1.62 “Finished Goods Inventory Lending Formula”
“Finished Goods Inventory Lending Formula” shall have the meaning set forth in Section 2.1(a)(iv) hereof.
1.63 “Fiscal Quarter”
“Fiscal Quarter” shall mean each of the following three (3) month periods in any fiscal year of Borrower: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.
1.64 “Fixed Charge Coverage Ratio”
“Fixed Charge Coverage Ratio” shall mean, with respect to Borrower and its Subsidiaries on a consolidated basis for any applicable period, determined in accordance with GAAP, the quotient of, for each applicable period:
(a)	EBITDA minus Unfunded Capital Expenditures minus the sum of taxes paid in the period for which the test relates and taxes due in the period for which the test relates but which have not been paid at the time of the test (less tax refunds in cash received by Borrower and its Subsidiaries in the period for which the test relates) minus the sum of payments made pursuant to Sections 9.10(j) and 9.11(b) (but excluding any such payments to the extent funded through the incurrence of additional indebtedness permitted under Section 9.9(h) or to the extent funded through equity issuances); divided by:

(b)	interest paid and interest due within the period that the test is being done but which has not been paid at the time of the test plus any principal due, excluding any early principal prepayments of the Revolving Term Loan after the Revolving Term Loan Term Conversion Date permitted hereunder, but including, for the avoidance of doubt, any scheduled interest and principal payments with respect to indebtedness permitted under Section 9.9(h). For the avoidance of doubt, any computations under this clause (b) shall not include any principal payments or repayments in respect of Loans (as defined in the Existing Loan Agreement) under the Existing Loan Agreement made by Agent to give effect to the terms of this Agreement.
For the avoidance of doubt, Agent and Borrower agree that the Compliance Certificate attached hereto as Schedule 1.32 accurately details the method for calculating the Fixed Charge Coverage Ratio.
1.65 “Funded Debt”
“Funded Debt” shall mean, at any time:
(a)	all obligations for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business);

(b)	all obligations evidence by notes, bonds, debentures or similar instruments;

(c)	Capital Lease Obligations;

(d)	the aggregate outstanding amount of all Obligations (other than the Mark to Market Exposure of all Hedging Agreements of Borrower and its Subsidiaries and undrawn amounts under the Letter of Credit Accommodations);

(e)	the Mark to Market Exposure of all Hedging Agreements of Borrower and its Subsidiaries to the extent not reserved by Agent as an Availability Reserve;

(f)	the principal amount of all indebtedness with respect to purchase money security interests;

(g)	the principal amount of any other indebtedness for borrowed money; and

(h)	guarantees of items referenced in subsections (a) through (g) of this definition in each case, of Borrower and its Subsidiaries at such time on a consolidated basis (without duplication).
1.66 “Funding Bank”
“Funding Bank” shall have the meaning set forth in Section 3.2(a) hereof.

1.67 “Future Permitted Transaction”
“Future Permitted Transaction” shall mean any infrequent or unusual transaction requested by Borrower to be designated as such to the extent any such transaction has been pre-approved in writing by Agent and Required Lenders.
1.68 “FX Guarantee”
“FX Guarantee” shall mean the Foreign Exchange Facility Guarantee dated November 27, 2008 given by EDC to BMO.
1.69 “GAAP”
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the relevant U.S. public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied.
1.70 “General Security Agreement”
“General Security Agreement” shall mean the amended and restated general security agreement dated the date hereof given by Borrower in favour of Agent as security for payment and performance of the Obligations, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
1.71 “Governmental Authority”
“Governmental Authority” shall mean any government, parliament, legislature, municipal or local government, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).
1.72 “Hazardous Materials”
“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.73 “Hedging Agreement”
“Hedging Agreement” shall mean any swap agreement (as defined in 11 U.S.C. §101), foreign exchange agreement, interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract and other similar hedge or swap agreement.
1.74 “Information Certificate”
“Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Agent in connection with the preparation of the Financing Agreements and the financing arrangements provided for herein.
1.75 “Interest Period”
“Interest Period” means, with respect to each Euro Dollar Rate Loan, a period of one (1) month, two (2) months or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with customary practice in the applicable Euro Dollar Rate market or customary practice of Agent; provided that Borrower may not elect an Interest Period which will end after the Maturity Date.
1.76 “Interest Rate”
“Interest Rate” shall mean:
(a)	as to Revolving Loans, the Adjusted Euro Dollar Rate plus 2.00% per annum or the US Prime Rate plus 0.50% per annum, as applicable; or

(b)	as to the Revolving Term Loan, the Adjusted Euro Dollar Rate plus 2.00% per annum or the US Prime Rate plus 0.50% per annum, as applicable; or

(c)	notwithstanding the rates described in subparagraphs (a) and (b) above, without notice and at Agent’s option, the rate of three percent (3%) per annum in excess of the applicable Interest Rate described above shall apply in respect of the Obligations described below upon the occurrence and continuance of the events described below, without duplication:
(i)	on non-contingent Obligations: (A) for the period on and after the date of maturity or termination hereof until such time as Agent has received full and final payment of all such Obligations; and (B) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Agent (notwithstanding entry of any judgment against Borrower); and

(ii)	on the amount of Revolving Loans and Letter of Credit Accommodations at any time outstanding that is in excess of the amounts available to Borrower under Article 2 hereof (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).
1.77 “Inventory”
“Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.
1.78 “IP Collateral”
“IP Collateral” shall mean all of the Intellectual Property as such term is defined in the General Security Agreement.
1.79 “IP Collateral License Agreement”
“IP Collateral License Agreement” shall mean the amended and restated intellectual property license agreement dated the date hereof granting Agent and its successors, transferees and assignees, a non-exclusive, royalty free perpetual license to the IP Collateral, but effective only upon the occurrence and continuance of an IP Grace Period, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
1.80 “IP Grace Period”
“IP Grace Period” shall mean the period commencing the date upon which Agent exercises its remedies pursuant to Sections 10.2(a) and/or Section 10.2(b) hereof and ending one hundred and twenty (120) days thereafter.
1.81 “Lenders”
“Lenders” shall mean Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada)), EDC, their respective successors and assigns and any other Person party hereto from time to time as a lender.
1.82 “Lending Formulas”
“Lending Formulas” shall mean, collectively, the Eligible Accounts Lending Formula, the Operating Leases Lending Formula, the Capital Leases Lending Formula, the Finished Goods Inventory Lending Formula, the Long Term Receivables Contract Lending Formula and the Real Property Lending Formula.
1.83 “Letter of Credit Accommodations”
“Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guarantees denominated in US Dollars which are from time to time either (a) issued or opened by Agent for the account of Borrower or any Obligor or (b) with respect to which Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer, and shall include the existing letters of credit, merchandise purchase and other guarantees issued and currently outstanding under the Original Loan Agreement.
1.84 “License Agreements”
“License Agreements” shall have the meaning set forth in the General Security Agreement.
1.85 “Lien”
“Lien” shall mean any security interest, mortgage, pledge, hypothec, lien, charge or other lien of any nature whatsoever (including those created by statute).
1.86 “Liquidation Expenses”
“Liquidation Expenses” shall mean all costs, fees, expenses and all other charges including operating fees, administration fees, trustee’s fees, receiver fees and court mandated costs directly incurred by Agent in connection with the disposition of the Collateral.
1.87 “Loans”
“Loans” shall mean collectively the Revolving Loans and the Revolving Term Loan.
1.88 “Long Term Receivable Contracts Lending Formula”
“Long Term Receivable Contracts Lending Formula” shall have the meaning set forth in Section 2.1(a)(v) hereof.
1.89 “Long Term Receivables Contracts”
“Long Term Receivables Contracts” shall mean, collectively, all of the contracts listed on Schedule 1.89, as may be amended, updated and/or restated from time to time in accordance with the requirements set out in Section 7.1(a) hereof, each of which are contracts that relate to the sale of theatre equipment by Borrower.
1.90 “Mark to Market Exposure”
“Mark to Market Exposure” in connection with Borrower’s liability under any of its Hedging Agreements means, as at the Measurement Date, the “Early Termination Amount” that would be payable by Borrower under such Hedging Agreement as though such day was an “Early Termination Date” and the “Transaction” was a “Terminated Transaction” in accordance with the payment measures provided for in Section 6(e)(i) of the 2002 ISDA Master Agreement as published by ISDA as amended or replaced from time to time. For the purposes of this Agreement, such liability shall be expressed in the US Dollar Amount as at the end of any such month. Furthermore, the amount of such liability shall be established by Lender, Agent or their respective Affiliates party to the Hedging Agreements (or Agent with respect to any Hedging Agreement to which neither Agent, a Lender nor their respective Affiliates are a party) in good faith (after consultation with the relevant counterparties who themselves shall determine same in accordance with the aforementioned payment measures, as applicable).

1.91 “Maturity Date”
“Maturity Date” shall mean the earlier of:
(a)	demand for payment under Section 10.2; and

(b)	October 31, 2015.
1.92 “Maximum Credit”
“Maximum Credit” shall mean the amount of $110,000,000.
1.93 “Maximum Revolving Credit”
“Maximum Revolving Credit” shall mean the amount of $50,000,000.
1.94 “Maximum Revolving Term Credit”
“Maximum Revolving Term Credit” shall mean the amount of $60,000,000.
1.95 “Measurement Date”
“Measurement Date” shall mean, as of any date, the last Business Day of the prior calendar month or such other date as the Agent may determine upon providing written notice to Borrower.
1.96 “Multiemployer Plan”
“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate may incur any liability.
1.97 “Net Amount of Eligible Accounts”
“Net Amount of Eligible Accounts” shall mean the gross US Dollar Amount of Eligible Accounts less: (a) sales, excise or similar taxes included in the amount thereof; and (b) returns, charge backs, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided, that, the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Agent.
1.98 “Non-Funding Lender”
“Non-Funding Lender” shall have the meaning set forth in Section 11.13(a)(iii) hereof.
1.99 “Notice”
“Notice” shall have the meaning set forth in Section 13.2 hereof.

1.100 “Obligations”
“Obligations” shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent, Lenders and their respective Affiliates including principal, interest, charges, indemnifications for Letter of Credit Accommodations or otherwise, fees, costs and expenses, however evidenced, whether as principal or otherwise, arising under or in connection with the Financing Agreements and Secured Hedging Agreements, as amended, supplemented, restated or superseded, in whole or in part, from time to time and/or applicable laws, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower or any Obligor under the BIA, the CCAA, or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured. For greater certainty, the obligations, liabilities and indebtedness owing under or in connection with the BMO FEFC Term Sheet and the BMO Term Sheet are not included in “Obligations”.
1.101 “Obligor”
“Obligor” shall mean, other than Borrower, any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, including IMAX U.S.A. Inc., a corporation incorporated pursuant to the laws of Delaware, 1329507 Ontario Inc., a corporation incorporated pursuant to the laws of Ontario, IMAX II U.S.A. Inc., a corporation incorporated pursuant to the laws of Delaware, and David Keighley Productions 70 MM Inc., a corporation incorporated pursuant to the laws of Delaware.
1.102 “OFAC”
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
1.103 “Operating Leases”
“Operating Leases” shall mean, collectively, all of the leases listed on Schedule 1.103, as may be amended, updated and/or restated from time to time in accordance with the reporting requirements set out in Section 7.1(a) hereof, each of which are theatre system leases that do not transfer substantially all of the benefits and risks of ownership to Clients.
1.104 “Operating Leases Lending Formula”
“Operating Leases Lending Formula” shall have the meaning set forth in Section 2.1(a)(ii) hereof.
1.105 “Other Currency”
“Other Currency” shall have the meaning set forth in Section 13.7 hereof.

1.106 “Other Lender”
“Other Lender” shall have the meaning set forth in Section 11.13(d) hereof.
1.107 “Patriot Act”
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
1.108 “Payment Account”
“Payment Account” shall have the meaning set forth in Section 6.3(a) hereof.
1.109 “Pension Plans”
“Pension Plans” shall mean each of the pension plans, if any, that are registered in accordance with the Income Tax Act (Canada) which Borrower sponsors or administers or into which Borrower makes contributions.
1.110 “Permitted Liens”
“Permitted Liens” shall have the meaning set forth in Section 9.8 hereof.
1.111 “Person” or “person”
“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
1.112 “Plan”
“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multiemployer Plan, has made contributions at any time during the immediately preceding six (6) plan years or with respect to which Borrower may incur liability. For greater certainty, “Plan” does not include a Pension Plan that is not a US Pension Plan.
1.113 “PPSA”
“PPSA” shall mean the Personal Property Security Act (Ontario), provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.114 “Priority Payables Reserve”
“Priority Payables Reserve” shall mean, at any time, the full amount of the liabilities at such time which have a trust (including a statutory trust) imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with the Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited to claims for unremitted and accelerated rents, taxes, wages, vacation pay, workers’ compensation, obligations, government royalties or pension fund obligations excluding the obligations of Borrower pursuant to the USERP together with the aggregate value, determined in accordance with GAAP of all Eligible Finished Goods Inventory which Agent considers or may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier’s right may have priority over the Liens securing the Obligations (including Eligible Finished Goods Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA).
1.115 “Pro Rata Share”
“Pro Rata Share” shall mean with respect to a Lender (a) with respect to all Revolving Loans, the percentage obtained by dividing (i) the aggregate Revolving Loan Commitments of such Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders; (b) with respect to all Revolving Term Loans, the percentage obtained by dividing (i) the aggregate Revolving Term Loan Commitments of such Lender by (ii) the aggregate Revolving Term Loan Commitments of all Lenders; and (c) with respect to all Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by such Lender by (ii) the outstanding principal balance of the Loans held by all Lenders.
1.116 “Real Property”
“Real Property” means the property known as 2525 Speakman Drive, Mississauga, Ontario L5K 1B1 legally owned by 1329507 Ontario Inc. and beneficially owned by Borrower.
1.117 “Real Property Lending Formula”
“Real Property Lending Formula” shall have the meaning set forth in Section 2.1(a)(vi) hereof.
1.118 “Receiver”
“Receiver” shall have the meaning set forth in Section 10.2(g) hereof.
1.119 “Records”
“Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, including the Clients, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).
1.120 “Report”
“Report” shall have the meaning set forth in Section 11.9(a) hereof.
1.121 “Required Lenders”
“Required Lenders” shall mean Lenders holding at least a 66 2/3 % of the Commitments.
1.122 “Revolving Loans”
“Revolving Loans” shall mean US Prime Rate Loans and/or Euro Dollar Rate Loans, as the case may be, now or hereafter made by Lenders to or for the benefit of Borrower on a revolving basis (involving advances, repayments and re-advances) as set forth in Section 2.1 hereof.
1.123 “Revolving Term Loan”
“Revolving Term Loan” shall mean US Prime Rate Loans and/or Euro Dollar Rate Loans, as the case may be, now or hereafter made by Lenders to Borrower on a revolving basis (involving advances, repayments and re-advances) up to the Revolving Term Loan Term Conversion Date and thereafter on a term basis as set forth in Section 2.3 hereof.
1.124 “Revolving Term Loan Term Conversion Date”
“Revolving Term Loan Term Conversion Date” shall mean the earlier of (a) the date falling twenty-four (24) months after the date hereof, or (b) Agent receives written notice from Borrower designating the date (such date to be (i) no later than ten (10) Business Days from the date of such notice and (ii) reasonably acceptable to Agent) in a written notice to Agent upon which the undrawn portion of the Revolving Term Loan Commitments are to be cancelled and the “Revolving Term Loan Term Conversion Date” will be deemed to occur for purposes of this Agreement.
1.125 “Sanctioned Entity”
“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
1.126 “Sanctioned Person”
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ ofac/sdn/index.html, or as otherwise published from time to time.

1.127 “Secured Hedging Agreement”
“Secured Hedging Agreement” shall mean any Hedging Agreement between (a) Borrower and (b) Agent or a Lender (or an Affiliate of Agent or a Lender).
1.128 “Secured Parties”
“Secured Parties” shall collectively mean Agent, Lenders, or their respective Affiliates, (including under any Secured Hedging Agreement) and any other person to which Obligations are owed or who is the beneficiary of or under a guarantee of the Obligations (and, for greater certainty, if such person ceases to be an Agent or a Lender then for any hedge transaction entered into under a Secured Hedging Agreement with that Agent or Lender or any of its Affiliates prior to the date that person ceases to be an Agent or Lender, that person or any of its Affiliates shall continue to be Secured Party hereunder with respect to Borrower’s obligations relating to any such hedge transaction).
1.129 “Settlement Date”
“Settlement Date” shall have the meaning set forth in Section 11.13(a)(iii) hereof.
1.130 “Spot Rate”
“Spot Rate” shall mean, with respect to a currency, the rate quoted by US Reference Bank as the spot rate for the purchase by US Reference Bank of such currency with another currency at approximately 10:00 a.m. (EST) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
1.131 “Studios”
“Studios” shall collectively mean Twentieth Century Film Corporation, Sony Pictures Entertainment, Warner Bros. Distributing Inc., Paramount Pictures Corporation, Walt Disney Studios Motion Pictures, Summit Entertainment LLC, Dreamworks Animation LLC and Universal Pictures and their respective Affiliates and Subsidiaries.
1.132 “Subsidiary”
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person and one or more Subsidiaries of such Person.

1.133 “Trailing Cash Collections”
“Trailing Cash Collections” shall mean the aggregate amount of cash collections made by Borrower in the preceding twenty-six (26) week period, measured as at the last day of the applicable week.
1.134 “Unfunded Capital Expenditures”
“Unfunded Capital Expenditures” shall mean capital expenditures that are not financed or funded by an arm’s length third party.
1.135 “UCC”
“UCC” shall mean the Uniform Commercial Code.
1.136 “US Dollar Amount”
“US Dollar Amount” shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars as determined by Agent at such time on the basis of the Spot Rate for the purchase of US Dollars with such currency.
1.137 “USERP”
“USERP” shall mean the unregistered supplemental executive retirement plan dated July 12, 2000, as amended and restated as of January 1, 2006, made by Borrower in favour of its former Co-Chief Executive Officer and current Chairman of the Board, Bradley J. Wechsler, and its current Chief Executive Officer, Richard L. Gelfond.
1.138 “US First Rate”
“US First Rate” shall have the meaning set forth in Section 3.1(c) hereof.
1.139 “US Pension Plan”
“US Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Borrower sponsors, maintains, or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
1.140 “US Prime Rate”
“US Prime Rate” shall mean the rate announced publicly by US Reference Bank from time to time as its prime rate in effect for US Dollar denominated commercial loans, whether or not such announced rate is the best rate available at such bank.

1.141 “US Prime Rate Loans”
“US Prime Rate Loans” shall mean any Loans or portions thereof denominated in US Dollars and on which interest is payable based on the US Prime Rate in accordance with the terms hereof.
1.142 “US Reference Bank”
“US Reference Bank” shall mean Wells Fargo Bank, National Association, or any successor thereto, or such other major bank in the United States as Agent may from time to time designate, in its discretion, after consultation with Borrower
ARTICLE 2
CREDIT FACILITIES
2.1 Revolving Loans
(a)	Subject to, and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans by way of Euro Dollar Rate Loan and US Prime Rate Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum, net of any Availability Reserves, of:
(i)	eighty-five percent (85%) of the Net Amount of Eligible Accounts (the “Eligible Accounts Lending Formula”); plus

(ii)	eighty-five percent (85%) of the appraised value of Eligible Operating Leases, net of estimated Liquidation Expenses, with Appraisals conducted on a Fair Market Value basis at the expense of Borrower by the Appraiser (the “Operating Leases Lending Formula”); plus

(iii)	the lesser of (the “Capital Leases Lending Formula”):
(A)	forty-nine percent (49%) of the aggregate net book value of Eligible Capital Leases; or

(B)	eighty-five percent (85%) of the appraised value of such Eligible Capital Leases expressed as a percentage of net book value, net of estimated Liquidation Expenses, with Appraisals conducted on a Fair Market Value basis at the expense of Borrower by the Appraiser; plus
(iv)	the lesser of (the “Finished Goods Inventory Lending Formula”):
(A)	thirty-one percent (31%) of the aggregate net book value of Eligible Finished Goods Inventory; provided however that, for the purposes of this subparagraph (A), the amount of all Eligible Finished Goods Inventory attributable to joint venture arrangements in accordance with the definition of Eligible Contracts in Backlog in Article 1 herein after applying the foregoing formula shall not exceed $3,000,000; or

(B)	eighty-five percent (85%) of the appraised value of Eligible Contracts in Backlog expressed as a percentage of net book value, net of estimated Liquidation Expenses, with Appraisals conducted on a Fair Market Value basis at the expense of Borrower by the Appraiser; provided however that, for the purposes of this subparagraph (B), the amount of all Eligible Finished Goods Inventory attributable to joint venture arrangements in accordance with the definition of Eligible Contracts in Backlog in Article 1 herein after applying the foregoing formula shall not exceed $3,000,000; plus
(v)	the lesser of (the “Long Term Receivables Contract Lending Formula”):
(A)	forty percent (40%) of the aggregate net book value of Eligible Long Term Receivables Contracts; or

(B)	eighty-five percent (85%) of the appraised value of such Eligible Long Term Receivables Contracts expressed as a percentage of net book value, net of estimated Liquidation Expenses, with Appraisals conducted on a Fair Market Value basis at the expense of Borrower by the Appraiser; plus
(vi)	the lesser of (the “Real Property Lending Formula”):
(A)	$10,000,000; or

(B)	Y — [(Y÷ 120) x N]
For purposes of this Section 2.1(a)(vi), “Y” means FMV multiplied by 65% and “N” means the number of months (or any part thereof) elapsed since the most recent of (i) the date hereof; and (ii) the date of the most recent Appraisal and “FMV” means the Fair Market Value of the Real Property as indicated in the most recent of (X) the Appraisal of Cushman & Wakefield Limited dated October 28, 2009; and (Y) the most recent Appraisal.

An Appraisal of the Real Property will be conducted prior to the date hereof and annually thereafter unless otherwise agreed by Agent, each at the expense of Borrower.

(b)	Agent may, in its discretion, from time to time reduce or otherwise revise the Lending Formulas to the extent that Agent, in good faith, determines that: (i) the general creditworthiness of the Clients has declined; or (ii) the liquidation value of any of the Eligible Contracts, Leases and Inventory or Real Property, or any

category thereof, has decreased; (iii) the nature and quality of the Eligible Contracts, Leases and Inventory, the Real Property, and/or Eligible Accounts has deteriorated; or (iv) the FMV of the Real Property has decreased. In determining whether to reduce or otherwise revise the Lending Formulas, Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Contracts, Leases and Inventory, Real Property, and/or Eligible Accounts or in establishing Availability Reserves.

(c)	Except in Lenders’ discretion but subject to the terms hereof, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the lesser of:
(i)	the Maximum Revolving Credit; and

(ii)	the amount available under the Lending Formulas as determined by Agent less the Availability Reserves from time to time established by Agent
(d)	In the event that the outstanding amount of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Accommodations, exceed the amounts available under the Lending Formulas, the sub-limit for Letter of Credit Accommodations set forth in Section 2.2(d), the Maximum Revolving Credit, as applicable, or the aggregate amount of the outstanding Revolving Loans, Letter of Credit Accommodation and the Revolving Term Loan exceed the Maximum Credit or the aggregate amount of the outstanding Revolving Term Loans exceeds the Maximum Revolving Term Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Agent or Lenders, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.
2.2 Letter of Credit Accommodations
(a)	Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower in US Dollars containing terms and conditions reasonably acceptable to Agent and the issuer thereof. Any payments made by Agent or Lenders to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Article 2. Each Lender agrees to purchase an irrevocable and unconditional participation in Letter of Credit Accommodations issued hereunder based on its Pro Rata Share.

(b)	In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, a letter of credit fee at a rate equal to one and one half percent (1.5%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, such letter of credit fee, at Agent’s option, without notice, at a rate equal to four and one half percent (4.5%) per annum on such daily outstanding balance for: (i) the period from and after the date of maturity or termination hereof until Lenders have received full and final payment of all Revolving Loans, and cash collateral has been posted in the full amount of any then outstanding Letter of Credit Accommodations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the maturity or termination of this Agreement.

(c)	Letter of Credit Accommodations are not available unless, on the date of the proposed issuance thereof, the Revolving Loans available to Borrower (subject to Section 2.1(c) are equal to, or greater than one hundred (100%) percent of the face amount of the Letter of Credit Accommodation together with all other commitments and obligations made or incurred by Lenders and Agent with respect thereto, including bank fees and the Revolving Loans otherwise available shall be reduced accordingly.

(d)	Except in Agent’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or Lenders in connection therewith, including bank fees, shall not at any time exceed $20,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e)	Borrower shall indemnify and hold Agent and each Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent and each Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, federal, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agent and each Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise, other than acts, waivers, errors, delays or omissions caused by the gross negligence or wilful misconduct of Agent or a Lender, with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of the Obligations and the termination of this Agreement.

(f)	Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent or a Lender in any manner. None of Agent or Lenders shall have any liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer unless Agent or a Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Except as a result of Agent’s or a Lender’s own gross negligence or wilful misconduct, Borrower shall be bound by any interpretation made by Agent or a Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Agent, in its own name or in Borrower’s name, shall have the sole and exclusive right and authority to, and Borrower shall not: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, or (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders. At all times other than when an Event of Default exists or has occurred and is continuing, Borrower shall be permitted, with the prior written consent of Agent to: (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(g)	Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Agent and Lenders. Any duties or obligations undertaken by Agent or any Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent or any Lender in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Agent and Lenders to Borrower.

2.3 Revolving Term Loan
(a)	Subject to, and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Term Loans by way of Euro Dollar Rate Loans and US Prime Rate Loans to Borrower from time to time prior to the Revolving Term Loan Term Conversion Date in amounts requested by Borrower up to the Maximum Revolving Term Credit.

(b)	On the Revolving Term Loan Term Conversion Date, (i) the outstanding amount of the Revolving Term Loan not repaid by Borrower on such date shall convert to a term loan to be repaid, together with interest and other amounts, in accordance with this Agreement, (ii) Borrower may not request further advances under the Revolving Term Loan notwithstanding any other terms of this Agreement, and (iii) the undrawn Revolving Term Loan Commitments shall be cancelled.

(c)	On the Maturity Date, the outstanding balance of the Revolving Term Loan (including principal, accrued and unpaid interest and other amounts due and payable with respect thereto) shall be due and be payable.

(d)	On and after the Revolving Term Loan Term Conversion Date, the Revolving Term Loan may be prepaid in whole or in part at any time without notice or penalty provided that the funds used for any such prepayment (i) are generated from operations of Borrower, (ii) are proceeds of an equity issue by Borrower or (iii) are proceeds of a Revolving Loan. Prepayments of the Revolving Term Loan on and after the Revolving Term Loan Term Conversion Date from any other source will be subject to the early prepayment fees as follows (with such early prepayment fees being deemed included in the Obligations):

Amount	Period of Prepayment
1.5% of Revolving Term Loan being prepaid	From the date hereof to and including the 1st anniversary of the date hereof

1.0% of Revolving Term Loan being prepaid	After the 1st anniversary of the date hereof to and including the 2nd anniversary of the date hereof

0.5% of Revolving Term Loan being prepaid	After the 2nd anniversary of the date hereof to and including the Maturity Date

ARTICLE 3
INTEREST AND FEES
3.1 Interest
(a)	Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, interest on the outstanding principal amount of the non-contingent Obligations at the applicable Interest Rate. Subject to Sections 2.1, 2.3, 3.1 and 3.2 hereof, Borrower may borrow, repay and reborrow funds under the Loans by way of Euro Dollar Rate Loans and US Prime Rate Loans.

(b)	Interest shall be payable by Borrower to Agent, for the account of Lenders based on their respective Pro Rata Shares, monthly in arrears not later than the first Business Day of each calendar month and shall be calculated on the basis of a three hundred and sixty (360) day year and actual days elapsed. The interest rate applicable to US Prime Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the US Prime Rate after any change in such rate is announced. All interest accruing hereunder on and after an Event of Default or maturity or termination hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Agent, for the account of Lenders based on their respective Pro Rata Shares, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(c)	For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a three hundred and sixty (360) day year (the “US First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such US First Rate multiplied by the actual number of days in the year divided by 360.

(d)	Notwithstanding the provisions of this Article 3 or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be conclusive for the purposes of such determination.

(e)	A certificate of an authorized signing officer of Agent as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(f)	For greater certainty, whenever any amount is payable under any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

(g)	Any Euro Dollar Rate Loan shall automatically, at Agent’s option, either (i) convert to US Prime Rate Loans upon the last day of the applicable Interest Period or (ii) be rolled over for a further one (1) month Interest Period, unless Agent has received and approved a request to continue such Euro Dollar Rate Loan for an Interest Period chosen by Borrower at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Euro Dollar Rate Loan shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to US Prime Rate Loans upon the occurrence of any Default or Event of Default which is continuing and otherwise upon the Maturity Date. Borrower shall pay to Agent, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower), any amounts required to compensate Agent and Lenders for any loss, costs or expense incurred by Agent and Lenders as a result of the conversion of Euro Dollar Rate Loans to US Prime Rate Loans pursuant to any of the foregoing. Upon the occurrence of a Default or an Event of Default that is continuing, or if Borrower repays or prepays a Euro Dollar Rate Loan on a day other than the last day of the applicable Interest Period, Borrower shall indemnify Agent and Lenders for any loss or expense suffered or incurred by Agent or Lenders including any loss of profit or expenses Agent or Lenders incur by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain any and all Euro Dollar Rate Loans or any interest or other charges payable to lenders of funds borrowed by Agent and Lenders in order to maintain such Euro Dollar Rate Loans together with any other charges, costs or expenses incurred by Agent and Lenders relative thereto.

(h)	So long as no Default or Event of Default shall have occurred and be continuing and the circumstances in Section 3.2(b) and 3.2(c) do not exist, Borrower may from time to time request in writing Euro Dollar Rate Loans or may request in writing that US Prime Rate Loans be converted to Euro Dollar Rate Loans or that any existing Euro Dollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Euro Dollar Rate Loans or the amount of the US Prime Rate Loans to be converted to Euro Dollar Rate Loans or the amount of the Euro Dollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Euro Dollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a written request from Borrower, such Euro Dollar Rate Loans shall be made or US Prime Rate Loans shall be converted to Euro Dollar Rate Loans or such Euro Dollar Rate Loans shall continue, as applicable; provided, that:

(i)	no Default or Event of Default shall exist or have occurred and be continuing;

(ii)	no party hereto shall have sent any notice of termination of this Agreement;

(iii)	Borrower shall have complied with such customary procedures as are generally established by Agent and Lenders for all customers and specified by Agent and Lenders to Borrower from time to time for requests by Borrower for Euro Dollar Rate Loans;

(iv)	no more than six (6) Interest Periods (for all outstanding Euro Dollar Rate Loans) may be in effect at any one time;

(v)	the aggregate amount of the Euro Dollar Rate Loans must be in an amount not less than Five Million US Dollars ($5,000,000) or an integral multiple of One Million US Dollars ($1,000,000) in excess thereof; and

(vi)	Agent and Lenders shall have determined that the Interest Period or Adjusted Euro Dollar Rate is available to Agent and Lenders and can be readily determined as of the date of the request for such Euro Dollar Rate Loan by Borrower.
Subject to the terms and conditions contained herein, any request by Borrower to Agent for Euro Dollar Rate Loans or to convert US Prime Rate Loans to Euro Dollar Rate Loans or to continue any existing Euro Dollar Rate Loans shall be in writing and shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase US Dollar deposits in the London interbank market to fund any Euro Dollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent or Lenders had purchased such deposits to fund the Euro Dollar Rate Loans. Subject to the terms and conditions contained herein, any request by Borrower to Agent for a US Prime Rate Loan shall be in writing, shall be irrevocable and shall be given to Agent no later than 11:00 a.m. on the Business Day upon which Borrower requires such US Prime Rate Loan to be advanced to Borrower and if such request is provided after 11:00 a.m. on a Business Day then such US Prime Rate Loan shall be advanced on the next following Business Day.
3.2 Increased Costs and Changes in Law
(a)	If after the date hereof, either:
(i)	any change in (other than any change by way of imposition or increase of reserve requirements included in the Reserve Percentage), or in the interpretation of, any law or regulation is introduced, including with respect to reserve requirements, applicable to a Lender or any banking or financial institution from whom a Lender borrows funds or obtains credit (a “Funding Bank”); or

(ii)	a Funding Bank or a Lender complies with any future guideline or request from any central bank or other Governmental Authority; or

(iii)	a Funding Bank or a Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or a Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law where customarily complied with by responsible financial institutions) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on a Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to a Lender of funding or maintaining the Loans, or its Commitment, then Borrower shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified); provided that a Lender claiming additional amounts under this Section 3.2(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error.
(b)	If prior to the first day of any Interest Period:
(i)	Agent shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Euro Dollar Rate for such Interest Period;

(ii)	Agent has received notice from a Lender that that Adjusted Euro Dollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining Euro Dollar Rate Loans during such Interest Period; or

(iii)	US Dollar deposits in the principal amounts of the Euro Dollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market,
Agent shall give notice thereof to Borrower as soon as practicable thereafter (which notice shall be withdrawn whenever such circumstances no longer exist). If such notice is given (A) any Euro Dollar Rate Loans requested to be made on the first day of such Interest Period shall be made as a US Prime Rate Loan, (B) any Loans that were to have been converted on the first day of such Interest Period to or continue as Euro Dollar Rate Loans shall be converted to or continued as US Prime Rate Loans and (C) each outstanding Euro Dollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to US Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Euro Dollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert U.S. Prime Rate Loans to Euro Dollar Rate Loans.
(c)	Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Euro Dollar Rate Loans as contemplated by this Agreement:
(i)	Agent shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist); provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Euro Dollar lending office if the making of such a designation would allow such Lender or its Euro dollar lending office to continue to perform its obligations to make Euro Dollar Rate Loans or to continue to fund or maintain Euro Dollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender;

(ii)	the commitment of each Lender hereunder to make Euro Dollar Rate Loans, continue Euro Dollar Rate Loans as such and convert US Prime Rate Loans to Euro Dollar Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Euro Dollar Rate Loans, such Lender shall then have a commitment only to make a US Prime Rate Loan when a Euro Dollar Rate Loan is requested; and

(iii)	such Lender’s Loans then outstanding as Euro Dollar Rate Loans, if any, shall be converted automatically to US Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Euro Dollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.2(d) below.
(d)	Borrower shall indemnify Agent and each Lender and shall hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of:
(i)	default by Borrower in making a borrowing of, conversion into or extension of an Euro Dollar Rate Loan after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; and

(ii)	the making of a prepayment of Euro Dollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.
With respect to Euro Dollar Rate Loans, such indemnification may include an amount equal to the greater of (i) the excess, if any, of (1) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Euro Dollar Rate Loans provided for herein over (2) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Euro Dollar market; and (ii) an amount equal to the interest that would have been payable if the Euro Dollar Rate Loan had been a US Prime Rate Loan. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
(e)	In the event that Borrower has hedged a Euro Dollar Rate Loan with an interest rate swap with Agent, a Lender or any of its Affiliates under which Borrower is to make its payments based on a fixed rate and Agent, such Lender or any of its Affiliates is to make its payments based on a rate equal to the Adjusted Euro Dollar Rate, then the fallback rate (being the US Prime Rate in the circumstances described in this Section 3.2) on any given day while the swap with Agent, such Lender or any of its Affiliates is in effect will be the sum of (i) the fallback floating rate payable by Agent, such Lender or any of its Affiliates that is in effect under the interest rate swap for that day (without regard to any interest rate spread added thereto under the terms of the interest rate swap) plus (ii) the percentage spread in the definition of Interest Rate applicable to Euro Dollar Rate Loans.

(f)	In the event any Lender demands payment of costs or additional amounts pursuant to this Section 3.2 or Section 9.4 or asserts, pursuant to Section 3.2(c), that it is unlawful for such Lender to make Euro Dollar Rate Loans or becomes a Non-Funding Lender then (subject to such Lender’s right to rescind such demand or assertion within ten (10) Business Days after the notice from the Borrower referred to below) Borrower may, upon twenty (20) Business Days’ prior written notice to such Lender and Agent, elect to cause such Lender to assign its Loans and Commitments in full to one or more Persons selected by Borrower so long as (i) each such Person satisfies the criteria of an Eligible Transferee and is satisfactory to Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 11.1.
3.3 Servicing Fee
Borrower shall pay to Agent monthly a servicing fee in an amount equal to $5,000 in respect of Agent’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the non-contingent Obligations (other than Letter of Credit Accommodations) are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.
3.4 Unused Line Fee
(a)	Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, monthly an unused line fee at a rate equal to one quarter of one percent (0.25%) per annum calculated upon the amount by which the then applicable Maximum Revolving Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears. For further clarity, no Obligations will be outstanding once this Agreement has been terminated and all Obligations have been fully and indefeasibly satisfied and cash collateral has been posted in the full amount then outstanding of any Letter of Credit Accommodations, if any.

(b)	Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, monthly an unused line fee at a rate equal to one quarter of one percent (0.25%) per annum calculated upon the amount by which the then applicable Maximum Revolving Term Credit exceeds the average of the daily principal balance of the outstanding Revolving Term Loans during the immediately preceding month (or part thereof) while this Agreement is in effect and up to and including the Revolving Term Loan Term Conversion Date, which fee shall be payable on the first day of each month in arrears with the final payment thereof due on the Revolving Term Loan Term Conversion Date.
3.5 Closing Fee
Borrower shall pay to Agent, for the account of Lenders based on their respective Pro Rata Shares, a closing fee in the amount of $200,000, which closing fee shall be fully earned by each Lender and paid by Borrower on the date of the execution of this Agreement.

ARTICLE 4
CONDITIONS PRECEDENT
4.1 Conditions Precedent to the Availability of Loans and Letter of Credit Accommodations
Each of the following is a condition precedent to Lenders making available the Loans and making available the Letter of Credit Accommodations hereunder on the date hereof:
(a)	Agent and Lenders shall have received the Financing Agreements, agreements, instruments and documents listed on the Closing Agenda attached hereto as Schedule 4.1(a) , all in form and substance satisfactory to Agent and Lenders;

(b)	no event or circumstance shall have occurred which has had or could be reasonably expected to have a material adverse change in the assets or business of Borrower and Obligors since the date of the most recent audited financial statements of Borrower and Obligors received by Agent and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations under any of the Financing Agreements to which it is a party or of Agent to enforce the Obligations or realize upon the Collateral;

(c)	other than what Borrower and Obligors have disclosed in the Information Certificate, and the information certificates executed and delivered by such Obligors, there shall exist no material pending or threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to Borrower and Obligors or this Agreement and no defaults or events of default under or with respect to any other indebtedness or material contract of Borrower and Obligors;

(d)	Agent and Lenders and their respective counsel shall have completed their business (including field examinations) and legal due diligence with results satisfactory to Agent and Lenders; and

(e)	Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, or be satisfied that there exists no material misstatements in or omissions from the financial and other materials furnished to Agent by Borrower and Obligors.
4.2 Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations
Each of the following is an additional condition precedent to Lenders making available the Loans and/or making available Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Revolving Loans and Letter of Credit Accommodations:

(a)	all steps required with respect to notice and request for the making available of the Loans and/or making available Letter of Credit Accommodations to Borrower set out or contemplated herein have been completed;

(b)	all representations and warranties contained in the Financing Agreements shall be true and correct in all material respects (except where qualified by materiality, then in all respects) with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

(c)	no Event of Default or Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing, amending or extending each such Letter of Credit Accommodation and after giving effect thereto.
ARTICLE 5
INTENTIONALLY DELETED
ARTICLE 6
COLLECTION AND ADMINISTRATION
6.1 Borrower’s Loan Account
Agent shall maintain one or more loan account(s) on its books in which shall be recorded: (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral; (b) all payments made by or on behalf of Borrower; and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.
6.2 Statements
Agent shall render to Borrower each month a statement setting forth the balance in Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.
6.3 Collection of Accounts
(a)	Borrower shall establish and maintain, at its expense, blocked accounts (the “Blocked Accounts”), as Agent may specify, and Agent may establish and maintain bank accounts of Agent (“Payment Accounts”) in each case with such banks as are acceptable to Agent into which Borrower shall, in accordance with Agent’s instructions, promptly deposit and direct its account debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral, with the exception of payments received in connection with Excluded Accounts, in the identical form in which such payments are made, whether by cash, cheque or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are subject to the first priority Lien of Agent, that the depository bank has no Lien upon, or right to set-off against the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that upon receipt of Agent’s notice that a Cash Dominion Event has occurred and is continuing, the depository bank will, without further inquiry, wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Payment Accounts or such other bank account of Agent as Agent may from time to time designate for such purpose. Borrower agrees that all payments made to such Blocked Accounts shall be subject to the first priority security interest of Agent for the benefit of Secured Parties and that all payments made, in accordance with this Section, to such Payment Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Agent on behalf of Secured Parties to the extent of any outstanding Obligations.
(b)	Such payments made to the Payment Account (conditional upon final collection which may be subject to fees, expenses and charges resulting from things such as the dishonour of cheques), will be applied, for all purposes, including for purposes of calculating the amount of the Revolving Loans available to Borrower and of calculating interest on the Loans, to the Loans on the same Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day. If Agent receives funds in a Payment Account at any time at which no Loans are outstanding or in excess of then outstanding Loans, Agent shall hold such funds in trust for Borrower and shall, if no Default or Event of Default has occurred and is continuing, by no later than the Business Day following receipt by Agent of: (i) immediately available funds in the Payment Account, provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time; and (ii) a direction from Borrower to advance such funds, advance such excess funds to the Blocked Account. Agent shall no later than the Business Day following the day on which there ceases to be a Cash Dominion Event, deliver to the bank at which the Blocked Account is maintained an executed “Unblocked Notice” in the form attached to the Blocked Account Agreement.

(c)	Borrower and all of its affiliates, Subsidiaries, shareholders, directors, employees or agents shall receive, subject to the first priority security interest of Agent, for the benefit of Secured Parties, any monies, cheques, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral, with the exception of Excluded Accounts, which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrower agrees to reimburse Agent on demand for any amounts owed or paid by Agent to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Accounts arising out of Agent’s required payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
6.4 Payments
(a)	All Obligations (other than obligations, liabilities and indebtedness in connection with any Secured Hedging Agreement (which shall be paid in accordance with the terms thereof)) shall be payable to the Payment Account as provided in Section 6.3 or such other place in Canada as Agent may designate from time to time. Agent shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows:
(i)	first, to pay any fees, indemnities or expenses reimbursements then due to Agent or Lenders from Borrower;

(ii)	second, to pay interest then due in respect of any Loans;

(iii)	third, to pay principal then due in respect of the Loans and outstanding obligations due under Secured Hedging Agreements;

(iv)	fourth, to pay the outstanding Loans, and after the occurrence of and during the continuance of an Event of Default, to pay or pre-pay such of the Obligations, whether or not then due, in such order and manner as Agent determines.
(b)	Payments and collections received in any currency other than Canadian Dollars or US Dollars will be accepted and/or applied at the sole discretion of Agent. At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in the Financing Agreements or the Secured Hedging Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any set-off, counterclaim, defence, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent. Borrower shall be liable to pay to Agent, and does hereby indemnify and hold Agent harmless for the amount of any payments or proceeds surrendered or returned. Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent in reliance upon such payment or proceeds. The indemnification in the second preceding sentence shall survive the payment of the Obligations and the termination of this Agreement.
6.5 Authorization to Make Loans and Letter of Credit Accommodations
Each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon written instructions received by Agent from the persons authorized by Borrower as notified in writing by Borrower to Agent from time to time or, at the discretion of Lenders, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Toronto time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.
6.6 Use of Proceeds
Borrower shall use the proceeds of the Loans provided by Lenders to Borrower hereunder for (a) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Financing Agreements and (b) any remaining proceeds and all other Loans made or Letter of Credit Accommodations provided by Lenders to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower and its Subsidiaries not otherwise prohibited by the terms hereof
6.7 Pro Rata Treatment
Except to the extent otherwise provided in this Agreement, (a) the making and conversion of Loans shall be made by Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders or their respective Affiliates in respect of any Obligations due on a particular day shall be allocated among the Lenders and their respective Affiliates, as applicable, entitled to such payments based on their respective Pro Rata Shares or Obligations, as the case may be, and shall be distributed accordingly.

6.8 Obligations Several; Independent Nature of Lenders’ Rights
The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, as association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 11.13(f) hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
ARTICLE 7
COLLATERAL REPORTING AND COVENANTS
7.1 Collateral Reporting
(a)	Borrower shall provide Agent with the following documents in a form satisfactory to Agent:
(i)	on a periodic basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received;

(ii)	on a monthly basis within twenty (20) days after each month end or more frequently as Agent may request:
(A)	agings of accounts payable; and

(B)	copies of bank statements and trial balances;
(iii)	within twenty (20) days after each month end or more frequently as Agent may request, a duly completed and executed Borrowing Base Certificate together with any information which Agent reasonably requests in connection therewith which Borrowing Base Certificate shall, in no event, be deemed to limit, impair or otherwise affect Agent and Lenders and their respective rights contained in this Agreement and in the event of any conflict or inconsistency between the calculations made in the Borrowing Base Certificate and those made by Agent, those made by Agent shall be binding and conclusive on Borrower absent manifest error;

(iv)	on a weekly basis, on the Monday of each week, and if such Monday does not fall on a Business Day then on the next Business Day:
(A)	details of cash receipts;

(B)	a schedule, in the form attached herewith as Schedule 7.1(a)(iv)(B), of the aggregate amount of cash collections made by Borrower in the preceding week together with evidence, in form and substance satisfactory to Agent, of the deposit of such collections into the Blocked Accounts;

(C)	a schedule, in the form attached herewith as Schedule 7.1(a)(iv)(C), of the Trailing Cash Collections; and

(D)	such other reports as to the Collateral as Agent shall request from time to time;
(v)	upon Agent’s request:
(A)	copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements;

(B)	copies of shipping and delivery documents;

(C)	copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

(D)	agings of accounts receivable on a monthly basis within twenty (20) days after the end of each month or more frequently as Agent may request; and

(E)	such other reports as to the Collateral as Agent shall request from time to time.
If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes, at any time that an Event of Default exists or has occurred and is continuing, such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services.
(b)	Borrower shall, at its expense, once in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default that is continuing, deliver or cause to be delivered to Agent written Appraisals as to all of the Collateral.
7.2 Accounts Covenants
(a)	Borrower shall promptly upon becoming aware thereof, notify Agent of: (i) any material delay in Borrower’s performance of any of its obligations to any Account debtor or the assertion of any claims, offsets, defences or counterclaims by any Account debtor, or any material disputes with Account debtors, or any material settlement, adjustment or compromise thereof; and (ii) all material adverse information relating to the financial condition of any Account debtor; and (iii) any event or circumstance which, to Borrower’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts.

No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of Borrower’s business in accordance with good commercial practice. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)	With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete; (ii) no payments shall be made thereon except payments immediately deposited into the Blocked Accounts pursuant to the terms of this Agreement; (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as permitted in this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with good commercial practice; (iv) there shall be no set-offs, deductions, contras, defences, counterclaims or material disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement; and (v) none of the transactions giving rise thereto will violate any applicable federal or provincial laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)	At any time that an Event of Default exists or has occurred and is continuing, Agent shall have the right, acting in good faith, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(d)	Borrower shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire promptly upon Borrower’s receipt thereof, except as Agent may otherwise agree.

(e)	Agent may, at any time or times that an Event of Default exists or has occurred and is continuing: (i) notify any or all account debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors to make payment of Accounts directly to Agent; (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations; (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.
7.3 Inventory Covenants
With respect to the Inventory: (a) Borrower shall at all times maintain inventory records satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and monthly withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Agent may request on or after an Event of Default that is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrower shall not, other than as permitted herein, including pursuant to Section 9.7(b), remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales and movement of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (e) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (f) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (g) Borrower shall keep the Inventory in good and marketable condition; and (h) Borrower shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval.
7.4 Equipment Covenants
With respect to the Equipment: (a) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in Borrower’s business and not for personal, family or household use; (d) Borrower shall not, other than as permitted herein, including pursuant to Section 9.7(b), remove any Equipment from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales (as permitted in Section 9.7(b) hereof) and movement of Equipment in the ordinary course of Borrower’s business and except to move Equipment directly from one location set forth or permitted herein to another such location; (e) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (f) Borrower assumes all responsibility and liability arising from the use of the Equipment.
7.5 IP Collateral Covenants
With respect to the IP Collateral:
(a)	Borrower shall notify Agent forthwith in writing:
(i)	of the failure of any licensee, if any, to pay or perform any material obligations due to Borrower in respect of the License Agreements;

(ii)	of any reason any patent, patent application, patent registration, trademark, trademark application, trademark registration, copyright, copyright application, copyright registration, industrial design application or industrial design registration forming part of the material IP Collateral or any other application, registration or proceeding relating to any of the material IP Collateral may become barred, abandoned, refused, rejected, forfeited, withdrawn, expired, lapsed, cancelled, expunged, opposed or dedicated or of any adverse determination or development (including the institution of any proceeding in any Intellectual Property Office or any court or tribunal) regarding Borrower’s ownership of or rights in any of the material IP Collateral, its right to register or otherwise protect the same, or to keep and maintain the exclusive rights in same, or the validity of same; or

(iii)	of any action, proceeding, or allegation that the IP Collateral infringes upon, misappropriates, violates, or otherwise interferes with the rights of any Person.
(b)	Borrower shall do everything commercially necessary or desirable to preserve and maintain the IP Collateral. Particularly, and without limiting the foregoing, unless Borrower receives the prior written consent of Agent to the contrary, Borrower shall do each of the following:
(i)	perform all obligations pursuant to the License Agreements;

(ii)	commence and prosecute such suits, proceedings or other actions for infringement, passing off, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the IP Collateral;

(iii)	enforce its rights under any agreements (including the License Agreements) which enhance the value of and/or protect the IP Collateral;

(iv)	make all necessary filings and recordings in the Intellectual Property Offices and elsewhere necessary to protect its interest in the Collateral, including protection of any new IP Collateral arising in the Collateral, including making, maintaining and pursuing (including proceedings before Intellectual Property Offices) each application and registration with respect thereto; and

(v)	promptly notify Agent in writing when it commences any steps referred to in SubSections 7.5(b)(ii) and 7.5(b)(iii) hereof and provide Agent with such information with respect thereto as Agent may request.
(c)	Borrower shall not, other than in the ordinary course of its business prior to an Event of Default that is continuing, without the prior written consent of Agent, terminate, amend, enter into or renew any agreement, oral or written, or any indenture, instrument or undertaking relating to the IP Collateral, including the License Agreements or any other license agreements and/or sub-license agreements; provided however that Borrower may, at any time prior to an Event of Default, terminate, amend, enter into or renew any agreement, oral or written, or any indenture, instrument, undertaking or license (other than exclusive licenses) relating to the IP Collateral, in the ordinary course of its business; it being understood and agreed hereunder that for the purposes of this Section 7.5(c) the “ordinary course of business” shall be deemed to include the entry into license arrangements in connection with new business opportunities by Borrower which would not reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower, (b) the rights and remedies of any Agent or any Lender under any Financing Agreement or (c) the ability of Borrower or any Obligor to perform its obligations under any Financing Agreement to which it is a party.

(d)	Borrower shall at Borrower’s sole cost and expense perform all acts and execute all documents, including grants of security interests or assignments in forms suitable for filing with the Intellectual Property Offices in Canada and the United States, as may be requested by Agent at any time and from time to time to evidence, perfect, maintain, record and enforce Agent’s interest in the IP Collateral, or otherwise in furtherance of the provisions of this Agreement.

(e)	Borrower shall:
(i)	unless Agent consents in writing otherwise, not do any act or omit to do any act, other than in the ordinary course of its business, whereby any of the IP Collateral, may lapse, become abandoned or dedicated to the public, enter the public domain, lose its quality of confidence, become indistinct, or become unenforceable;

(ii)	unless Agent consents in writing otherwise, or unless the failure to so act would not reasonably be expected to have a material adverse effect on the business of Borrower, with respect to any Trade-mark forming part of the Collateral:

(A)	continue the use of any such Trade-marks in order to maintain all of the Trade-marks in full force free from any claim of abandonment;

(B)	maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks, and use its reasonable best efforts to require its licensees to maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks; and

(C)	require that all use by any Person of any such Trade-marks shall be pursuant to a license that provides Borrower with the requisite control and other provisions to maintain the distinctiveness of such Trade-marks.
7.6 Real Property Covenants
With respect to the Real Property: (a) Borrower shall, at its expense, at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written reports or Appraisals as to the Real Property; (b) Borrower shall keep the Real Property in good order, repair and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Real Property in accordance with applicable requirements of any insurance and in conformity with all applicable laws, unless the failure to conform would not reasonably be expected singly or when aggregated with any other nonconformity to have a materially adverse effect on its business or undertaking or its ability to fulfil its obligations hereunder; (d) the Real Property is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall defend its title to the Real Property against any adverse claims unless the failure to defend would not reasonably be expected, singly or when aggregated with any other failure to defend, to have a materially adverse effect on its business or undertaking or its ability to fulfil its obligations hereunder; (f) Borrower shall not surrender, quit claim or grant any easement, right-of-way or other right or servitude benefiting or burdening the Real Property without the prior consent of Agent, such consent not to be unreasonably withheld; and (g) Borrower assumes all responsibility and liability arising from the use and occupation of the Real Property.
7.7 Power of Attorney
Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing: (i) demand payment on Accounts or other proceeds of the Contracts and Leases or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Agent, and open and dispose of all mail addressed to Borrower, (ix) do all acts and things which are necessary, in Agent’s determination, to fulfil Borrower’s obligations under the Financing Agreements, (x) have access to any lockbox or postal box into which Borrower’s mail is deposited, (xi) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, and (xii) sign Borrower’s name on any verification of Accounts and notices thereof to account debtors, (b) at any time an Event of Default and/or a Cash Dominion Event exists or has occurred and is continuing to: (i) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Agent’s account for application to the Obligations; and (ii) take control in any manner of any item of payment or proceeds thereof (to the extent that the Blocked Account instructions are not otherwise respected); and (c) at any time, to execute in Borrower’s name and file any PPSA, UCC or other financing statements or amendments thereto in respect of the security interests granted to Agent pursuant to any of the Financing Agreements if Borrower has not done so within two (2) days from Agent’s request. Borrower hereby releases Agent and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
7.8 Right to Cure
Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, at its option: (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower; (b) discharge taxes, Liens at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
7.9 Access to Premises
(a)	From time to time as requested by Agent, at the cost and expense of Borrower: (i) Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records; and (ii) Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and (iii) Agent or its designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an

Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.
(b)	Provided that an Event of Default has not occurred and is continuing, Agent shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information made available by Borrower to Agent pursuant to Section 7.9(a), and all copies thereof, provided that, nothing in this Section 7.9(b) shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order; (ii) to bank examiners and other regulators, auditors and/or accountants; (iii) in connection with any litigation to which Agent or a Lender is a party; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant), as applicable, shall have first agreed in writing to treat such information as confidential in accordance with this Section 7.9(b); and (v) to counsel for Agent or any Lender or any participant or assignee (or prospective participant or assignee). In no event shall this Section 7.9(b), or any other provision of this Agreement or any applicable law be deemed to: (i) apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach by Agent of this Section 7.9(b) or otherwise become generally available to the public other than as a result of a disclosure in violation hereof; (ii) apply to or restrict disclosure of information that was or becomes available to Agent on a non-confidential basis from a person other than Borrower; (iii) require Agent to return any materials furnished by Borrower to Agent; or (iv) prevent Agent from responding to routine informational requests in accordance with applicable industry standards relating to the exchange of credit information.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
Borrower hereby represents and warrants to Agent and each Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Revolving Loans and providing Letter of Credit Accommodations by Lenders to Borrower:
8.1 Corporate Existence, Power and Authority; Subsidiaries; Solvency
Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower’s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of the Financing Agreements and the transactions contemplated thereunder are all within Borrower’s corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. The Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries except as set forth on the Information Certificate and on the Borrower’s corporate structure chart attached as Schedule 8.1 hereto. Borrower is not insolvent.
8.2 Financial Statements; No Material Adverse Change
All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agent have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Agent prior to the date of this Agreement.
8.3 Chief Executive Office; Collateral Locations
The chief executive office of Borrower and Borrower’s Records concerning Accounts are located only at the address set forth on the Borrower’s signature page below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below and to move Inventory and Equipment as permitted in Sections 7.3 and 7.4, respectively. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower’s knowledge, the holders of any mortgages on such locations.
8.4 Priority of Liens; Title to Properties
The Liens granted to Agent and Original Lender under the Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to Permitted Liens. Borrower has good and marketable title to all of its properties and assets subject to no Liens, except Permitted Liens.
8.5 Tax Returns
Borrower has filed, or caused to be filed, in a timely manner (with extensions) all tax returns, reports and declarations which are required to be filed by it (except those in respect of taxes the calculation or payment of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and except for those returns for those jurisdictions in which failure to do so would not have a material adverse effect on the financial condition of Borrower). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books.

Adequate provision has been made for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
8.6 Litigation
Except as set forth on the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or business, or against or affecting any transactions contemplated by this Agreement, which in each of the foregoing cases, can reasonably be expected to result in any material adverse change in the assets or business of Borrower or would impair the ability of Borrower to perform its obligations under any of the Financing Agreements to which it is a party or of Agent to enforce any Obligations or realize upon any Collateral.
8.7 Compliance with Other Agreements and Applicable Laws
Borrower is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, including the Contracts and Leases, and Borrower is in compliance in all respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, provincial or local governmental authority except for any default or lack of compliance that would not reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower, (b) the rights and remedies of any Agent or any Lender under any Financing Agreement or (c) the ability of Borrower or any Obligor to performs its obligations under any Financing Agreement to which it is a party.
8.8 Bank Accounts
All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.17 below.
8.9 Accuracy and Completeness of Information
All information furnished by or on behalf of Borrower in writing to Agent or a Lender in connection with any of the Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading, in addition, the Information Certificate attaches the form(s) of the agreements generally used for the Capital Leases and Operating Leases, together with a breakdown of which agreements constitute Capital Leases and which agreements constitute Operating Leases, together with any and all exceptions thereto, and have been delivered to Agent for review. Borrower represents and warrants that none of the Contracts and Leases include contractual provisions restricting the assignability thereof to any Lender or Agent or to an assignee thereof upon exercise of the Financing Agreements, with the exception of those restrictive provisions set out on Schedule 8.9 hereof. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business or assets of Borrower, which has not been fully and accurately disclosed to Agent in writing.
8.10 Status of Pension Plans
To the best knowledge of Borrower:
(a)	The Pension Plans are duly registered under all applicable provincial pension benefits legislation and there are no other Canadian pension plans of Borrower other than the Pension Plans.

(b)	All obligations of Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c)	All contributions or premiums required to be made by Borrower to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and applicable laws and regulations.

(d)	All employee contributions to the Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by Borrower and fully paid into the Pension Plans in a timely fashion.

(e)	All reports and disclosures relating to the Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(f)	There have been no improper withdrawals, or applications of, the assets of any of the Pension Plans.

(g)	No amount is owing by any of the Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute.

(h)	None of the Pension Plans is a defined benefit registered pension plan or contains any defined benefit provision.

(i)	Borrower, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any of the Pension Plans is the subject of an investigation or any other proceeding, action or claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(j)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, has or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower, (ii) the rights and remedies of any Agent or any Lender under any Financing Agreement or (iii) the ability of Borrower or any Obligor to perform its obligation under any Financing Agreements to which it is party. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver has been made with respect to any Plan.
(k)	Except as set forth in the Information Certificate, there are no pending, or to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. Except as set forth in the Information Certificate, there has been no prohibited transaction or violation of the fiduciary responsibility rules that would reasonably be expected to result in a material liability to the Plan.

(l)	Except as set forth in the Information Certificate, (i) no ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a material liability to the Plan; (ii) Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) Borrower and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
8.11 Environmental Compliance
(a)	Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder which may be expected to have a material adverse effect on Borrower and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)	There is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-

compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c)	Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)	Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

(e)	Borrower does not maintain and is not required by applicable law or otherwise to establish and maintain a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations. In the event Borrower establishes such a system it shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws and copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent all at Borrower’s expense.
8.12 Inter-Creditor and Subordination Agreements
There are no intercreditor agreements and/or subordination agreements to which Borrower and/or any Obligor is a party.
8.13 Survival of Warranties; Cumulative
All representations and warranties contained in any of the Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and each Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and each Lender regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.
8.14 U.S. Legislation
(a)	Neither Borrower nor any of its Subsidiaries or Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of the Loans and other financial accommodation hereunder will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
(b)	None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit Accommodations or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to, (i) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the Patriot Act. Neither Borrower nor any of its Subsidiaries or Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

(c)	No part of the proceeds of the Loans will be used for any purpose that violates the provisions of any of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America or any other regulation of such Board of Governors, Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and Borrower does not own any such “margin stock”.

(d)	No part of the proceeds of the Loans or other financial accommodations made or provided hereunder will be used by Borrower or any of its Subsidiaries or Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
8.15 Material Operating Subsidiaries
The Obligors are the only material operating subsidiaries of Borrower other than IMAX Japan.

ARTICLE 9
AFFIRMATIVE AND NEGATIVE COVENANTS
9.1 Maintenance of Existence
Except to the extent otherwise permitted herein, Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Agent fifteen (15) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Agent a certified copy of the Articles of Amendment of Borrower providing for the name change immediately following its filing.
9.2 New Collateral Locations
Borrower may open any new location within Canada, the United States of America or any other jurisdiction provided Borrower: (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location; and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem necessary or desirable to protect its interests in the Collateral at such location, including PPSA, UCC and other financing statements and such other evidence as Agent may require of the perfection of Agent’s first priority Liens where required by Agent. If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify Agent and disclaim any benefit of such Lien to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of Agent, any other Lender or Secured Party.
9.3	Compliance with Laws, Regulations, Etc.
(a)	Borrower shall, at all times, comply in all respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, Provincial or local governmental authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter (i) that Borrower is contesting in good faith by appropriate proceedings diligently pursued or (ii) which is not reasonably expected to have a material adverse effect on Borrower or its property, operations, business, prospects or conditions (financial or otherwise).

(b)	Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)	Borrower shall give both oral and written notice to Agent promptly upon Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of: (i) the occurrence of any event involving the actual release, spill or discharge of any Hazardous Material that would be in violation of Environmental Laws; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower, or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material, or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, or (D) any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.
(d)	Without limiting the generality of the foregoing, whenever Agent determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Agent to conduct such tests of the site where Borrower’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof; and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(e)	Borrower shall indemnify and hold harmless Agent and each Lender and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
9.4 Payment of Taxes and Claims
Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (a) taxes, assessments, contributions and governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books or (b) taxes, assessments, contributions and governmental charges for which the failure to pay (i) is not reasonably expected to have a material adverse effect on Borrower or its property, operations, business, prospects or conditions

(financial or otherwise) and (ii) does not, and could not, have a trust (including a statutory trust) imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with the Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal or local law. Borrower shall be liable for any tax or penalties imposed on Agent or a Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agent and each Lender harmless with respect to the foregoing, and to repay to Agent and/or a Lender, as the case may be, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income, capital, financial institution or franchise taxes attributable to the income of Agent or Lenders from any amounts charged or paid hereunder to Agent or Lenders, and provided, further that any Lender claiming any additional amounts hereunder agrees to use reasonable efforts (consistent with the internal policy and legal and regulatory restrictions) to change its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of any such additional amount that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
9.5 Insurance
(a)	Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Agent, acting in good faith, as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Agent as Agent shall require as proof of such insurance, and, if Borrower fails to do so Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance.

(b)	Borrower shall cause Agent to be named as a loss payee and/or an additional insured, as applicable (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender’s loss payable endorsements to all insurance policies (other than third party liability policies) in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that at any time an Event of Default exists or has occurred and is continuing, the proceeds of such insurance shall all be payable to Agent as its interests may appear and at all other times in accordance with Section 9.5(c).

(c)	Subject to Section 9.5(b) hereof, the proceeds of insurance:

(i)	which are equal to or less than $2,000,000 per occurrence shall be payable to Borrower;

(ii)	which are greater than $2,000,000 and less than $10,000,000 per occurrence, shall be payable to Borrower and Borrower shall provide Agent with evidence, satisfactory to Agent in its discretion, that such Collateral can be repaired and/or replaced within one hundred and eighty (180) days from the date Borrower receives such proceeds. Borrower shall forthwith apply such proceeds to the costs of repairing and/or replacing the Collateral within such one hundred and eighty (180) day period otherwise Borrower shall remit all such proceeds directly into the Payment Account and to be dealt with in accordance with Section 6.3 hereof; or

(iii)	which are greater than $10,000,000 per occurrence, shall be payable directly to Agent and in the event that such Collateral can be repaired and/or replaced within one hundred and eighty (180) days from the date Agent receives such proceeds, Borrower shall provide evidence, within five (5) days from the date Agent receives such proceeds, to Agent that such Collateral can be repaired and/or replaced within such one hundred and eighty (180) days and if such evidence is satisfactory Agent, in its discretion, Agent shall release such insurance proceeds to Borrower. Borrower shall forthwith apply such proceeds to the costs of repairing and/or replacing the Collateral within such one hundred and eighty (180) days, in the event Borrower does not provide Agent with the evidence required within five (5) days from the date Agent receives such proceeds, Agent shall forthwith remit such proceeds to the Payment Account to be dealt with in accordance with Section 6.3 hereof.
(d)	notwithstanding anything to the contrary contained in Section 9.5(c) hereof, insurance proceeds received in respect of:
(i)	Collateral comprised of real property shall be payable directly into the Payment Account and dealt with in accordance with Section 6.3 hereof;

(ii)	proceeds of any keyman insurance policies, or cash surrender value thereof, assigned to Agent, shall be payable to the Payment Account and dealt with in accordance with Section 6.3 hereof; and

(iii)	proceeds of business interruption insurance assigned to Agent, shall be payable to the Payment Account and dealt with in accordance with Section 6.3 hereof.
9.6 Financial Statements and Other Information
(a)	Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Agent, all to be in form, scope and substance satisfactory to Agent:
(i)	within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity with comparisons to projections and same period in previous fiscal year), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month together with a management discussion of such financial position and results in form acceptable to Agent;

(ii)	within one hundred and twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity), and the accompanying notes thereto, including any consolidating worksheets prepared on a quarterly basis in connection therewith, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower and acceptable to Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended;

(iii)	by February 28 of each fiscal year or earlier if and when available (including in draft form), projections for such fiscal year; and

(iv)	as Agent may from time to time reasonably request, and provided that Borrower prepares such information in the ordinary course of business, budgets, management letters, forecasts, business plans, cash flows and other information respecting the Collateral and the business of Borrower.
(b)	Borrower shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations and which would result in any material adverse change in Borrower’s business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or Default.

(c)	Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which Borrower sends to its shareholders generally and copies of all reports and registration statements which Borrower files with any provincial securities commission or securities exchange.

(d)	Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency, if legally required to do so, or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs, at any time an Event of Default exists or has occurred and is continuing, all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except as otherwise designated by Borrower to Agent in writing.
(e)	Borrower shall within ten (10) days after the end of each month provide a certificate of a senior officer of Borrower, in form and content satisfactory to Agent, certifying that Borrower has paid or caused to be paid (or the obligors listed in Schedule 9.10A hereto have paid) in full: (i) all rent and other amounts due and payable with respect to any premises, with the exception of theatres owned and operated by Borrower, leased by Borrower or any Obligor (or the obligors listed in Schedule 9.10A hereto) during such month; and (ii) all payments and other amounts due and payable from it with respect to any Pension Plan during such month.
(f)	Borrower shall within thirty (30) days after the end of each month provide a Compliance Certificate, in form and content satisfactory to Agent, providing details of guarantees entered into by Borrower and such other matters relating to Borrower as Agent may from time to time request.
9.7	Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.
(a)	Borrower shall not, directly or indirectly, without the prior written consent of Agent which is not to be unreasonably withheld or unless otherwise permitted herein: (i) amalgamate with any other Person or permit any other Person to amalgamate with it, or (ii) sell, assign, lease, transfer, abandon or otherwise dispose of any Collateral to any other Person, or (iii) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (iv) agree to do any of the foregoing.
(b)	Notwithstanding Section 9.7(a) hereof and provided that an Event of Default does not then exist, Borrower shall be permitted to: (i) sell Inventory in the ordinary course of business; (ii) sell Equipment at fair market value in the ordinary course of business; (iii) dispose of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower; (iv) except as permitted in this Section 9.7(b), sell assets at fair market value provided that such assets are not the Real Property or IP Collateral; (v) sell assets which include intellectual property as an incidental component of such asset, provided such sale does not materially diminish or impair the IP Collateral to be retained by Borrower hereunder; (vi) amalgamate with an Affiliate or permit an Affiliate to amalgamate with it provided that prior to the completion of such amalgamation Agent shall be entitled to obtain and perfect a Lien from such Affiliate and/or amalgamated entity, in form and substance substantially similar to that obtained from the Obligors existing as at the date hereof, or that obtained from Borrower, if applicable; (vii) form or acquire any Subsidiaries provided that Agent shall be provided with thirty (30) days prior written notice of same and further provided that Agent shall be entitled to obtain and perfect a Lien from such Subsidiary, in form and substance substantially similar to that obtained from Obligors existing as at the date hereof; and (viii) form or acquire any single purpose Subsidiaries for the purpose of entering into the joint ventures and the third party productions permitted pursuant to Section 9.10 hereof.
9.8	Liens
Borrower shall not create, incur, assume or suffer to exist any Lien on any of its assets or properties, including the Collateral, except: (a) liens and security interests of Agent; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, rights-of-way, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the appraised value of the real property which may be subject thereto and the Liens permitted in the Mortgage/Charge registered in favour of Agent in respect of the Real Property; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate not to exceed, in the case of such purchase money security interests and purchase money mortgages, $500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) Liens set forth on Schedule 8.4 hereto; (g) liens securing performance of bids, contracts, statutory obligations, surety, performance and appeal bonds and other like obligations incurred in the ordinary course of business; (h) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; (i) liens securing indebtedness of a person acquired by or amalgamated with Borrower or liens securing indebtedness incurred in connection with an acquisition, provided in all such cases that such acquisition or amalgamation, as the case may be, is not prohibited hereunder and provided further that such liens were in existence prior to the date of such acquisition, and were not incurred in anticipation thereof and do not extend to assets other than those acquired; and (j) liens in favour of EDC over deposits of collateral given by Borrower in favour of EDC pursuant to the terms of Section 5(l)(2) of the EDC Indemnity Agreement; provided however that (i) the Liens and interest of EDC in such collateral shall at all times be subject to and subordinate to any and all interests and Liens of Agent in such collateral and (ii) Agent shall have provided its prior written consent to Borrower to make such deposit of collateral with EDC (all of the foregoing being sometimes collectively referred to herein as “Permitted Liens”).
9.9	Indebtedness
Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations, liabilities or indebtedness (including under or in connection with capital leases), except: (a) the Obligations including obligations, liabilities and indebtedness under or in connection with Secured Hedging Agreements; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by Liens (including capital leases) in violation of any other provision of this Agreement; (d) the indebtedness set forth on Schedule 9.9 hereto; (e) the indebtedness incurred pursuant to the BMO Term Sheet; provided however that the indebtedness of Borrower under (i) the BMO LC Facility shall not exceed $10,000,000, (ii) the Mastercard Facility shall not exceed CDN$35,000 and (iii) the FX Facility shall not exceed $3,000,000; (f) the indebtedness and indemnity obligations incurred pursuant to the EDC Indemnity Agreement; provided that such indebtedness and indemnity obligations shall relate solely to CIB Products (as defined in the EDC Indemnity Agreement) issued by EDC in support of the BMO LC Facility and not to exceed $10,000,000 in the aggregate; (g) the indebtedness incurred pursuant to the BMO FEFC Term Sheet and the Application; provided however that: (i) the foreign exchange forward contracts to be entered into with respect to the BMO FEFC Term Sheet shall be entered into for hedging purposes only and not for speculative purposes; (ii) the mark to market exposure of all such existing foreign exchange forward contracts in the aggregate shall not exceed US$10,000,000; (iii) the notional amount of all such existing foreign exchange forward contracts in the aggregate shall not exceed US$33,333,333; (iv) if Borrower fails to settle a foreign exchange forward contract entered into with respect to the BMO FEFC Term Sheet on its settlement date and/or fails to pay any part of the Guaranteed Amount (as defined in the FX Guarantee) to BMO within ten (10) Business Days of BMO’s demand to Borrower to pay the Guaranteed Amount (as defined in the FX Guarantee), BMO may submit a payment request to EDC under the FX Guarantee and BMO is required to demand payment from Borrower before submitting a payment request under the FX Guarantee to EDC unless BMO is prevented from making a demand by reason of an Insolvency Event Stay (as defined in the FX Guarantee) or by reason of an Injunction (as defined in the FX Guarantee); and (v) EDC’s sole recourse against Borrower with respect to amounts paid by EDC pursuant to the FX Guarantee shall be against Borrower pursuant to the unsecured indemnity in the Application not to exceed US$5,000,000 in aggregate plus applicable costs, expenses, and interest as set out therein; and (h) any subordinated indebtedness in the aggregate principal amount not to exceed $50,000,000; provided that:

(A)	both before and after giving effect to the incurrence of such indebtedness, Borrower is in compliance with all the terms of the Financing Agreements including the financial covenants set forth in Sections 9.13, 9.14, 9.23 and 9.24 hereof and no Default or Event of Default exists and is continuing or would occur as a result thereof;
(B)	prior to the indefeasible payment in full in cash of the Revolving Term Loan after the Revolving Term Loan Term Conversion Date, such indebtedness incurred under this Section 9.9(h) must be subject to an intercreditor or subordination agreement between Agent, Borrower and subordinated lender, in form, content and substance satisfactory to Agent, in its sole and absolute discretion; and
(C)	after the indefeasible payment in full in cash of the Revolving Term Loan after the Revolving Term Loan Term Conversion Date, such indebtedness incurred under this Section 9.9(h) must be subject to an intercreditor or subordination agreement (which shall contain standard market terms for intercreditor or subordination agreements between a senior first secured lender and a subordinate junior lender) between Agent, Borrower and subordinated lender, in form, content and substance satisfactory to Agent, acting reasonably.
For greater certainty and without limiting the foregoing Borrower shall not, directly or indirectly, (a) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof or (b) prepay, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose. Borrower shall furnish to Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.
9.10	Loans, Investments, Guarantees, Etc.
Borrower shall not, directly or indirectly, without the prior written consent of Agent which is not to be unreasonably withheld, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the Canadian Government and the U.S. Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of Borrower or to bearer and delivered to Agent, (iii) commercial paper rated A1 or P1, and (iv) term deposits with the Bank of Montreal and The Toronto-Dominion

Bank existing as of the date hereof provided, that, as to any of the foregoing, unless waived in writing by Agent, Borrower shall take such actions as are deemed necessary by Agent to perfect the first-ranking Lien of Agent in such investments; (c) financial guarantees and letters of credit to support Borrower’s operations in China and other financial guarantees in an aggregate amount not to exceed $35,000,000; (d) the guarantees by Borrower of the real property lease obligations of the obligors and in the amounts set forth on Schedule 9.10A hereto (and any renewals or replacements thereof not to exceed in the aggregate the amounts set forth on Schedule 9.10A hereto) and the loans, advances and guarantees set forth on Schedule 9.10B hereto; provided, that, as to such loans, advances and guarantees set forth on Schedule 9.10B hereto, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; (e) purchase or repurchase any and all shares, interest, participations or other equivalents in Borrower’s capital stock or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (excluding any debt security that is exchangeable for or convertible into such capital stock); (f) enter into joint ventures, acting as a prudent investor, with strategic partners for the purpose of advancing Borrower’s business provided that Borrower’s investment in such joint ventures, whether direct or indirect, shall not, at any time and in the aggregate, exceed $25,000,000 and shall not result in a derogation of the value of the Collateral or Agent’s, subject to Permitted Liens, first priority Liens therein; (g) make loans or advance money to Affiliates in the ordinary course of Borrower’s business with the proceeds of issuance of shares in the capital of Borrower, provided such proceeds are used in the ordinary course of business and shall not, for further clarity, be subject to any other restrictions on use contained herein; (h) make payments to employees in connection with the repurchase of phantom stock (including stock appreciation rights) in the ordinary course of business; (i) payments to counterparties under or in connection with Hedging Agreements entered into in accordance with the terms of this Agreement; and (j) loans, investments, purchases of shares, indebtedness, assets or properties of an arm’s length third party and guarantees; provided that (i) such loans, investments, purchases and guarantees shall not exceed an aggregate amount (when combined with the amount of dividend payments made under Section 9.11(b)) of $35,000,000, (ii) such loans, investments and purchases (and the assets resulting therefrom) shall be subject to the first priority Liens of Agent, (iii) such loans shall only be made to Obligors whose assets and properties are subject to the first priority Liens of Agent, (iv) such guarantees shall not be secured by any Liens on the assets or properties of Borrower and (v) both before and after giving effect thereto, Borrower is in compliance with all terms of the Financing Agreements including the financial covenants set forth in Sections 9.13, 9.14, 9.23 and 9.24 hereof and no Default or Event of Default exists and is continuing or would occur as a result thereof. Borrower shall pay, or shall cause the obligors listed in Schedule 9.10A hereto to pay, all amounts due and owing under the leases that Borrower has guaranteed as set out in Schedule 9.10A hereto.

Any Future Permitted Transaction by Borrower and any investment, license, purchase or other transaction reasonably related thereto and in furtherance thereof shall be permitted hereunder and the amount of any such investment, license, purchase or other transaction shall not be included in (or count against) any of the foregoing basket amounts described in this Section 9.10.
9.11	Dividends and Redemptions
Subject to Section 9.10 hereof, Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing with the exception of (a) redemptions of any securities, shares and/or options of Borrower which are held by employees and/or insiders thereof and (b) dividends not to exceed an aggregate amount (when combined with the aggregate amount of loans, investments, purchases and guarantees made under Section 9.10(j)) of $35,000,000 provided that (i) the Revolving Term Loan has been indefeasibly repaid in full in cash after the Revolving Term Loan Term Conversion Date and (ii) both before and after giving effect thereto, Borrower is in compliance with all terms of the Financing Agreements including the financial covenants set forth in Sections 9.13, 9.14, 9.23 and 9.24 hereof and no Default or Event of Default exists and is continuing or would occur as a result thereof.
9.12	Transactions with Affiliates
Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness (including under the USERP) owing to any officer, employee, shareholder, director or other person affiliated with Borrower except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business and (ii) payments to Bradley J. Wechsler and Richard L. Gelfond in accordance with the USERP so long as such payments are set out in Borrower’s budget or forecast and then only in accordance with such budget or forecast.
9.13	Fixed Charge Coverage Ratio
(a)	Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.1:1.0 calculated at the end of each Fiscal Quarter on a trailing four (4) Fiscal Quarter basis.
(b)	It is agreed that, notwithstanding anything herein to the contrary, the amounts expended by Borrower with respect to any Future Permitted Transaction (whether or not final accounting treatment of same affects EBITDA or the Fixed Charge

Coverage Ratio) will not be considered in determining the Fixed Charge Coverage Ratio.
9.14	Excess Availability
Borrower shall maintain a minimum Excess Availability of $5,000,000 at all times.
9.15	Intentionally Deleted.

9.16	Intellectual Property
In the event Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Borrower shall promptly notify Agent thereof and shall provide to Agent copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Agent’s request, Borrower shall promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a perfected security interest in such intellectual property rights in form and substance satisfactory to Agent.
9.17	Additional Bank Accounts
Borrower shall not, without the prior consent of Agent, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish; (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent; and (c) as to any new Excluded Accounts.
9.18	Applications under the Companies’ Creditors Arrangement Act
Borrower acknowledges that its business and financial relationships with Agent and each Lender are unique from its relationship with any other of its creditors. Borrower agrees that it shall not file any plan of arrangement under the CCAA (“CCAA Plan”) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.
9.19	Supplemental Executive Retirement Plan
Borrower shall not, directly or indirectly, in respect of the USERP: (i) pay or declare any payments thereunder other than those required to be paid and due pursuant to the terms thereof; (ii) commence payment of contributions which Borrower had not previously been contributing; (iii) amend, modify, alter or otherwise change the terms thereof except for the purpose of reducing the pension benefit to the applicable Borrower executive; or (iv) register the USERP or otherwise establish a new similar registered plan.

9.20	Operation of Pension Plans
(a)	Borrower shall administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.

(b)	Borrower shall use commercially reasonable efforts to obtain and to deliver to Agent, upon Agent’s request, an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Agent within thirty (30) days of Borrower’s failure to make any required contribution to the applicable Pension Plan.

(c)	Borrower shall not accept payment of any amount from any of the Pension Plans without the prior written consent of Agent other than payments for forfeitures in connection with terminated employees to be set-off against future contribution obligations.

(d)	Without the prior written consent of Agent, Borrower shall not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

(e)	Borrower shall promptly provide Agent with any documentation relating to any of the Pension Plans as Agent may request. Borrower shall notify Agent within 30 days of: (i) a material increase in the liabilities of any of the Pension Plans; (ii) the establishment of a new registered pension plan; (iii) commencing payment of contributions to a Pension Plan to which Borrower had not previously been contributing; and (iv) any failure to make any required contribution to a Pension Plan when due.

(f)	Borrower shall, and shall cause each of its ERISA Affiliates to (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law, (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, (iii) not terminate any US Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation, (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA in an aggregate amount in excess of $500,000, (v) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan, (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such US Pension Plan, (vii) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, or (viii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.
9.21	Costs and Expenses
Upon demand by Agent, Borrower shall pay to Arranger, Agent and Lenders all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the structuring, arrangement, syndication, preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, restructuring, enforcement and defense of the Obligations, Agent and each Lender’s rights in the Collateral, the Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording or searching (including PPSA and UCC financing statement and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) reasonable costs and expenses of remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) reasonable costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of each Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Financing Agreements or defending any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, plus a per diem charge at the rate of $1,200 per person per day for Agent’s examiners in the field and office; provided that with respect to such periodic field examinations: (i) Borrower shall permit same at the request of Agent; and (ii) Borrower shall only be responsible for paying such expenses, costs and per diem for two (2) such periodic field examinations in any twelve (12) month period with no such restrictions applicable after the occurrence and continuation of an Event of Default; (h) all reasonable out-of-pocket expenses including due diligence, audit and appraisal expenses and legal fees incurred in the structuring, negotiation, arrangement, syndication, restructuring, administration and amending of this Agreement and the Original Loan Agreement; and (i) the reasonable fees and disbursements of counsel (including legal assistants) to Arranger, Agent and Lenders in connection with any of the foregoing.
9.22	Further Assurances
At the request of Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of any of the Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and each Lender may, at its option, cease to make any further Revolving Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Agent to execute and file one or more PPSA, UCC or other financing statements or notices signed only by Agent or Agent’s representative.
9.23	Cash and Excess Availability Covenant
Borrower shall, at all times, maintain minimum Cash and Excess Availability, calculated monthly by Agent on the first day of each month, of not less than $15,000,000.
9.24	Funded Debt
Borrower shall ensure that the ratio of Funded Debt to trailing twelve (12) month EBITDA shall not be more than 2.0:1.0 calculated on a consolidated basis at the end of each Fiscal Quarter.
9.25	No Material Changes
Borrower shall not, without the prior written consent of Agent (a) change its Fiscal Quarters or its fiscal year (currently January 1 to December 31), (b) make any material change to its business or the conduct thereof from that existing or being conducted as of the date hereof, other than changes that would not be reasonably expected to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies of any Agent or any Lender under any Financing Agreement or (iii) the ability of Borrower or any Obligor to perform its obligations under any Financing Agreement to which it is or is to be a party (c) make any material changes to its accounting policies in effect as of the date hereof, except as required or permitted by GAAP or (d) make any material amendments to its organizational documents or material contracts other than amendments that would not be reasonably expected to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower and its Subsidiaries, taken as a whole, (ii) the rights and remedies of any Agent or any Lender under any Financing Agreement or (iii) the ability of Borrower or any Obligor to perform its Obligations under any Financing Agreement to which it is or is to be a party.
9.26	Hedging Transactions
(a)	Agent or a Lender (or their respective Affiliates) may offer to make available Hedging Agreements to Borrower from time to time (it being understood that nothing contained herein shall be construed to commit any person to enter into any Hedging Agreement) upon terms mutually acceptable to Agent or such Lender or such Affiliate and Borrower. Except as otherwise permitted under Section 9.9(e) and (g), Borrower shall require the prior written consent of Agent and Required Lenders (each such consent not to be unreasonably withheld) before entering into any Hedging Agreement.

(b)	Borrower shall provide Agent with written notice forthwith upon entering into a Hedging Agreement. Such notice shall specify the name of the counterparty and the other details of the Hedging Agreement and the aggregate Mark to Market Exposure of outstanding Hedging Agreements immediately prior to entering into such Hedging Agreement. Borrower shall advise Agent in writing of the aggregate Mark to Market Exposure of its outstanding Hedging Agreements as at the end of each month by the next following Business Day, and such other times as Agent shall request. For greater certainty, Agent and any Lender or their respective Affiliates that makes a Hedging Agreement available to Borrower covenants and agrees (and shall cause any of its applicable Affiliates) to provide within five (5) Business Days of a written request therefor by Borrower, a determination of the Mark to Market Exposure of each Hedging Agreement that such Agent or Lender (or such Affiliate) has with Borrower.
ARTICLE 10
EVENTS OF DEFAULT AND REMEDIES
10.1	Events of Default
The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
(a)	Borrower fails to:
(i)	pay when due any principal due and payable hereunder, or subject to Section 10.1(a)(ii) hereof, fails to perform any of the covenants contained in Sections 9.14 and 9.23 of this Agreement or fails to perform any of the covenants contained in Sections 9.13, 9.18 and 9.24 of this Agreement;

(ii)	perform any of the covenants contained in Sections 9.14 and 9.23 of this Agreement, where such failure to perform is caused solely by the exercise of discretion on the part of Agent pursuant to Section 2.1(b) hereof and where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within three (3) days of the date on which such term covenant, condition or provision was to be performed;

(iii)	perform any of the covenants contained in Section 6.3 of this Agreement, where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within one (1) day of the original date on which such term, covenant, condition or provision was to be performed;

(iv)	pay when due any Obligations (other than principal) under the Financing Agreements or fails to perform any of the covenants contained in Sections 6.6, 7.1, 7.2, 9.1, 9.2, 9.3, 9.5, 9.7, 9.8, 9.9, 9.10, 9.12, or 9.19 of this Agreement, where such failure to pay or perform, as applicable, is not remedied to the satisfaction of Agent, in its sole discretion, within three (3) days of the original date on which such term, covenant, condition or provision was to be performed; or

(v)	perform any other terms, covenants, conditions or provisions, or if any representations and warranties hereunder proves to be false or inaccurate when made, contained in this Agreement or any of the other Financing Agreements, where such failure to perform or to revise such representation or warranty is not remedied to the satisfaction of Agent, in its sole discretion, within fifteen (15) days from notice by Agent;
(b)	any Obligor:
(i)	revokes or terminates any of the terms, covenants, conditions or provisions of any Financing Agreement;

(ii)	fails to pay principal required pursuant to the terms, covenants, conditions or provisions of any Financing Agreement;

(iii)	fails to pay Obligations (other than principal) required pursuant to the terms covenants, conditions or provisions of any Financing Agreement where such failure to pay is not remedied to the satisfaction of Agent, in its sole discretion, within three (3) days of the original date on which such payment was to be made; or

(iv)	fails to perform any other terms covenants, conditions or provisions of any Financing Agreement, where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within fifteen (15) days from notice by Agent;
(c)	(i) any final non-appealable judgment for the payment of money is rendered against Borrower or any Obligor in excess of $2,500,000 in any one case or in excess of $10,000,000 in the aggregate and (A) shall remain undischarged or unvacated for a period in excess of sixty (60) days or (B) execution shall at any time not be effectively stayed; provided that no Event of Default shall occur if the applicable judgment is covered by third-party insurance as to which the insurer has been notified of such judgment and has confirmed full coverage thereof in writing to Borrower; or (ii) any final non-appealable judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets that could reasonably be expected to have a material adverse effect on Borrower or any Obligor or their property, operations, business, prospects or condition (financial or otherwise) and (A) shall remain undischarged or unvacated for a period in excess of sixty (60) days or (B) execution shall at any time not be effectively stayed;

(d)	Borrower dissolves, suspends or discontinues doing business, any Obligor (which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation) or any general partner of an Obligor that is a general partnership dissolves, suspends or discontinues doing business or any Obligor (who is a natural person) dies;

(e)	Borrower or any Obligor becomes insolvent, makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(f)	a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(g)	a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower or any Obligor for all or any part of its property including if Borrower or any Obligor shall:
(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;
(h)	any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lenders, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Agent or Lenders, in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Agent or Lenders, in any case in an amount in excess of $2,000,000, which default continues for more than the applicable cure period, if any, with respect thereto;
(i)	any acquisition of control or change in the controlling ownership of Borrower, if any, which may reasonably be expected to have a material adverse effect on Borrower’s financial condition;

(j)	there shall be a change in the business or assets of Borrower or any Obligor after the date hereof which is reasonably expected to have a material adverse effect on Borrower or any Obligor;

(k)	a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section or any other Person in respect of Borrower of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent or any other Person in respect of Borrower or otherwise issued in respect of Borrower;

(l)	there shall be a default under any Secured Hedging Agreement or other Hedging Agreement to which Borrower is a party and such default continues for more that the applicable cure period, if any, with respect thereto;

(m)	any material loss, damage or destruction of the collateral purported to be covered by the Financing Agreements (including the Collateral) that is not covered in full by insurance proceeds payable to Agent thereunder or under the other Financing Agreements;

(n)	any Lien created by a Financing Agreement shall cease to be a valid and perfected first priority Lien (except as permitted herein or therein) in any material amount of the collateral purported to be covered thereby (including the Collateral); or

(o)	an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregated amount in excess of $500,000.
10.2	Remedies
(a)	At any time an Event of Default exists or has occurred and is continuing, Agent shall have all rights and remedies provided in the Financing Agreements, the PPSA, UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor (and shall be exercised if directed by Required Lenders), except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders, under any of the Financing Agreements, the PPSA, UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s or Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of any of the Financing Agreements. Agent may, (and shall upon the instruction of Required Lenders) at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations (except under or in connection with Secured Hedging Agreements (which shall be collected in accordance with the terms thereof)) without prior recourse to the Collateral.
(b)	Without limiting the foregoing and subject to Section 10.2(c) hereof, at any time an Event of Default exists or has occurred and is continuing, Agent may (and shall upon the instruction of Required Lenders), in its discretion: (i) accelerate the payment of all outstanding Obligations (other than Obligations in connection with Secured Hedging Agreements which may be terminated in accordance with their own terms) and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), all outstanding Obligations (other than Obligations in connection with Secured Hedging Agreements which may be terminated in accordance with their own terms) shall automatically become immediately due and payable); (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower; (iii) require Borrower, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent; (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral; (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose; (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower; (vii) without limiting clause (vi), grant a general, special or other license in respect of any aspect of the Collateral on an exclusive or non-exclusive basis to any person throughout the world or any part of it and on such terms and on such conditions as Agent may consider appropriate; (viii) enforce against any licensee or other person all rights and remedies of Borrower with respect to all or any part of the Collateral, and take or refrain from taking any action that Borrower might take with respect to any of those rights and remedies, and for this purpose Agent shall have the exclusive right to enforce or refrain from enforcing those rights and remedies, and may in the name of Borrower and at its expense retain and instruct counsel and initiate any court or other proceeding that Agent considers necessary or expedient; (ix) take any step necessary to preserve, maintain or insure the whole or any part of the Collateral or to realize upon any of it put it in vendable condition, and any amount paid as a result of any taking any such steps shall be a cost the payment of which is secured by this Agreement; (x) borrow money and use the Collateral directly or indirectly in carrying on Borrower’s business or as security for loans or advances for any such purposes; (xi) require Borrower to immediately begin using commercially reasonable efforts to obtain all consents and to provide all notices to any Client, as applicable, which may be required to permit Agent to assign the Eligible Contracts and Leases; (xii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as Agent may see fit without prejudice to the liability of Borrower or Agent’s right to hold and realize the security interest created under any Financing Agreement; and/or (xiii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, five (5) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.
(c)	Notwithstanding anything to the contrary contained in this Section 10.2:
(i)	for the duration of the IP Grace Period, Agent shall not be permitted to enforce its security interest against the IP Collateral, or to exercise its rights under Section 10.2(b)(vii) hereof except as permitted pursuant to the IP Collateral License Agreement;

(ii)	for the duration of the IP Grace Period, Borrower shall be permitted to use the IMAX name to carry on business;

(iii)	upon the commencement of the IP Grace Period, Agent shall have, pursuant to the IP Collateral License Agreement, a royalty-free, freely assignable perpetual license to use the IP Collateral required to enable Agent to perform the obligations of Borrower under the Contracts and Leases;

(iv)	upon the commencement of the IP Grace Period, Agent may sell, transfer, assign and/or otherwise dispose of the Collateral, other than the IP Collateral, to any transferee or assignee, and

(v)	subsequent to the expiry of the IP Grace Period, provided that an Event of Default is then continuing, Agent may sell, transfer, assign and/or otherwise dispose of any of the IP Collateral up to a maximum amount equal to the outstanding Obligations together with all costs, charges and expenses incurred by Agent as a result of enforcing against the IP

Collateral and Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s true and lawful attorney-in-fact and authorizes Agent (and all persons designated by Agent) to effect the foregoing.
(d)	Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations in the order set forth in Section 6.4(a).

(e)	Borrower shall remain liable to Agent for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of enforcement including legal costs and expenses.

(f)	Without limiting the foregoing, upon the occurrence of an Event of Default that is continuing, Agent or Lenders may, at their option, without notice, (i) cease making Revolving Loans or arranging Letter of Credit Accommodations or reduce the Lending Formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Revolving Loans or Letter of Credit Accommodations to be made by Lenders to Borrower.

(g)	Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Agent or a Lender to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Agent or Lenders, and Agent and Lenders shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent. Such Receiver shall have all of the powers and rights of Agent described in this Section 10.2. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(h)	Where Agent realizes upon any of the Collateral, and in particular upon any of the IP Collateral, Borrower shall provide without charge its know-how and expertise relating to the use and application of the Collateral, and in particular shall instruct Agent, and any purchaser of the Collateral designated by Agent, concerning any IP Collateral including any confidential information or trade secrets of Borrower. For greater certainty, the parties agree that unless such confidential information or trade secrets form part of the Collateral being realized upon, such confidential information or trade secrets shall be provided for use only subject to any agreement regarding the confidentiality thereof or for the protection thereof as may be reasonably requested by Borrower.

(i)	Borrower shall pay all reasonable costs, charges and expenses incurred by Agent or Lenders or any Receiver or any nominee or agent of Agent or Lenders, whether directly or for services rendered (including solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing any Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.
ARTICLE 11
ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
11.1	Assignment and Participations
(a)	Subject to the terms of this Section 11.1, any Lender may make an assignment or sale of participations in, at any time or times, the Financing Agreements, Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall:
(i)	be in a minimum amount of $5,000,000;

(ii)	require the consent of Agent and Borrower provided that:
(A)	such consent is not to be unreasonably withheld, conditioned or delayed; and

(B)	the consent of Borrower shall not be required if:
(1)	an Event of Default or Default shall have occurred and be continuing; or

(2)	such assignment is to an Eligible Transferee;
(iii)	not be to a Prohibited Transferee;

(iv)	be effected by the execution of an assignment Agreement (an “Assignment Agreement”) substantially in the form attached hereto as Schedule 11.1(a)(iv) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent;

(v)	be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and

(vi)	include a payment to Agent of an assignment fee of Three Thousand Five Hundred US Dollars ($3,500).
In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event any Lender assigns or otherwise transfers all or any part of the Obligations, such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Term Notes in exchange for the Term Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Financing Agreements to the Bank of Canada or the Canada Deposit Insurance Corporation; provided, that no such pledge to the Bank of Canada or the Canada Deposit Insurance Corporation shall release such Lender from such Lender’s obligations hereunder or under any other Financing Agreement.
(b)	Any sale of a participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Financing Agreements). Neither Agent nor any Lender (other than a Lender selling a participation) shall have any duty to any participant and may continue to deal solely with Lenders selling a participation as if no such sale had occurred. No consent of Borrower is required with respect to the sale of a participation by a Lender of all or any part of its Commitment. No sale of a participation by a Lender of all or any part of its Commitment shall be made to a Prohibited Transferee.

(c)	Except as expressly provided in this Section 11.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Term Notes or other Obligations owed to such Lender.

(d)	Borrower shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(e)	A Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) provided such Persons agree to maintain the confidentiality of such information.

(f)	Borrower may not assign its rights under the Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and all Lenders.
11.2	Appointment of Agent
(a)	Agent is hereby appointed to act on behalf of Lenders as Agent under this Agreement and the other Financing Agreements. The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Financing Agreements, Agent shall act solely as an agent and mandatory of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency, mandatory or trust with or for Borrower or any Person other than Lenders. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Financing Agreements. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Financing Agreement or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Financing Agreements, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower, Obligors or any of their respective Subsidiaries or any account debtor that is communicated to or obtained by Agent or any of its affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on them.

(b)	If Agent shall request instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Financing Agreement, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Financing Agreement (i) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Financing Agreement; (ii) if such action would, in the opinion of Agent, expose Agent to liabilities under Environmental Laws; or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Financing Agreement in accordance with the instructions of all Lenders, all affected Lenders or Required Lenders, as the case may be.
11.3	Agent’s Reliance, Etc.
Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Financing Agreements, except for damages caused by its or their own negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on them. Without limiting the generality of the foregoing, Agent: (i) may treat the payee of any Term Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Financing Agreements; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Financing Agreements on the part of Borrower or to inspect the Collateral (including the books and records) of Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Financing Agreements or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Financing Agreements by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
11.4	Agent and Affiliates
With respect to any of its Commitments hereunder, Agent shall have the same rights and powers under this Agreement and the other Financing Agreements as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its Affiliates may lend money to, invest in, and generally engage in any kind of business with Borrower, any of its Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if Agent were not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between Agent as a Lender and Agent as agent hereunder.
11.5	Lender Credit Decision
Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Information Certificate and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
11.6	Indemnification
Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), rateably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Financing Agreement or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on Agent. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its rateable share according to its Pro Rata Share of any out-of-pocket expenses (including reasonable fees of counsel) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Financing Agreement, to the extent that Agent is not reimbursed for such expenses by Borrower.
11.7	Failure to Act
Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.6 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

11.8	Concerning the Collateral and the Related Financing Agreements
Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon Lenders.
11.9	Field Audit, Examination Reports and other Information; Disclaimer by Lenders.
By signing this Agreement, each Lender:
(a)	deemed to have requested that Agent furnish such Lender, within a reasonable time after it becomes available to Agent, a copy of each field audit, examination report, Compliance Certificate, Borrowing Base Certificate and/or other documentation (each such audit, report, certificate or documentation being referred to herein as a “Report” and collectively, “Reports”);

(b)	expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)	expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower’s books and records, as well as on representations of Borrower’s personnel; and

(d)	agrees to keep all Reports confidential and strictly for its internal use and not to distribute or use any Report in any other manner.
11.10	Collateral Matters
(a)	Lenders hereby irrevocably authorize Agent at its option and in its discretion to release any Lien upon any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further enquiry); or (iii) constituting property in which Borrower did not own an interest at the time the Lien was granted or at any time thereafter; or (iv) if required under the terms of any of the other Financing Agreements, including any intercreditor agreement; or (v) approved, authorized or ratified in writing in accordance with Section 11.15 hereof. Except as provided above, Agent will not release any Lien upon any of the Collateral without the prior written authorization required in accordance with Section 11.15 hereof.

(b)	Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by applicable Lenders, each Lender, as applicable, agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Lien without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Borrower in respect of) the Collateral retained by Borrower.

(c)	Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the Liens granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.
11.11	Successor Agent
Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution or other entity whose business includes making commercial loans, in each case, is organized under the laws of Canada or of any province thereof. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favour of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Financing Agreements.
11.12	Setoff and Sharing of Payments
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.13(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person other than Agent, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due; provided, that Lenders exercising such setoff rights shall give notice thereof to Borrower promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lender shall sell) such participations in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so setoff or otherwise received with the other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law that (a) any Lender may exercise its right to setoff with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so setoff to the other Lenders; and (b) any Lender so purchasing a participation in a Loan made or other Obligations held by the other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the setoff amount or payment otherwise received is thereafter recovered from a Lender that has exercised the right of setoff, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
11.13	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert
(a)	Advances; Payments
(i)	In each funding notice provided by Agent to a Lender hereunder, Agent shall provide such Lender with written confirmation (by telephone, telecopy or email (if such Lender has provided email notice coordinates to

Agent)) that all conditions precedent hereunder to such funding have been satisfied or waived in accordance with the terms hereof.

(ii)	Each Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account not later than 11:00 a.m. (Toronto time) on the requested funding date (which must be a Business Day). After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan to Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(iii)	On the 2nd Business Day of each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, telecopy or email (if such Lender has provided email notice coordinates to Agent) of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Loans required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Financing Agreements as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the portion of the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Loans or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account not later than 2:00 p.m. (Toronto time) on the next Business Day following each Settlement Date.
(b)	Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Loan available to Agent on each funding date (which must be a Business Day). If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 11.13(b) or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfil its Commitment hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(c)	Return of Payments.
(i)	If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)	If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any bankruptcy or insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(d)	Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder on the date specified thereof, shall not relieve the other Lenders (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Financing Agreement or constitute a “Lender” for any voting or consent rights under or with respect to any Financing Agreement. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)	Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of any Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default and with any notice received from Borrower pursuant to Section 9.7(b)(vii); provided, that Agent shall not be liable to any

Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or wilful misconduct as determined by a final and non-appealable judgment or court order binding on Agent.

(f)	Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with Agent and each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the other Financing Agreements (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and all other Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Financing Agreements shall be taken in concert and at the direction or with the consent of Agent, all Lenders, affected Lenders or Required Lenders, as the case may be.
11.14	Meetings of Lenders
Any Lender is entitled to call a meeting of all Lenders on not less than ten (10) Business Days prior written notice to all other Lenders for the purposes of considering any matters relevant to this Agreement, the other Financing Agreements and/or in respect of the Obligations
11.15	Approval of Lenders and Agent
(a)	Notwithstanding any other provision of this Agreement but subject to Section 11.15(b), no amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;
(i)	provided that no amendment, waiver or consent shall, unless in writing and signed by all affected Lenders (other than a Non-Funding Lender) do any of the following at any time:
(A)	reduce the rate or amount of any principal, interest or fees payable by Borrower or alter the currency or mode of calculation or computation thereof;

(B)	extend the time for payments required to be made by Borrower or the Maturity Date;

(C)	increase any Lender’s Commitment;

(D)	change the definition of Required Lenders, any provision of this Section 11.15 or reduce the voting percentages hereunder, or

(E)	change the payment waterfall in Section 6.4(a) hereof,

(ii)	provided further that no amendment, waiver or consent shall, unless in writing and signed by all Lenders (other than a Non-Funding Lender) do any of the following at any time:
(A)	release all or substantially all of the value of the collateral under any Financing Agreement or any guarantee of the Obligations;

(B)	permit Borrower or any Obligor to assign its rights under the Financing Agreements;

(C)	amend the Pro Rata sharing provisions hereunder; or

(D)	amend the voting percentages hereunder.
(b)	Notwithstanding Section 11.15(a), Agent may, without the consent of Lenders, make amendments to the Financing Agreements that are for the sole purpose of curing any immaterial or administrative ambiguity, defect or inconsistency. Agent shall, within a reasonable time, notify Lenders or any such action. Notwithstanding Section 11.15(a), no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any of the other Financing Agreements. Notwithstanding Section 11.15(a), no amendment, waiver or consent shall, unless in writing and signed by the applicable counterparty (being Agent, a Lender or their respective Affiliates) to a Secured Hedging Agreement (other than Borrower), in addition to Lenders required above to take such action, release all or substantially all of the value of the collateral under any Financing Agreement or any guarantee of the Obligations or amend Section 6.4(a) or Section 11.15(b).
ARTICLE 12
JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
12.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver
(a)	The validity, interpretation and enforcement of the Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)	Borrower, Lenders and Agent irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Justice (Ontario) and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under any of the Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of any of the Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or to otherwise enforce their respective rights against Borrower or its property).

(c)	To the extent permitted by law, Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the Canadian mails, or, at Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Agent or Lenders against Borrower for the amount of the claim and other relief requested.

(d)	TO THE EXTENT PERMITTED BY APPLICABLE LAW BORROWER, LENDERS AND AGENT EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER ANY OF THE FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF ANY OF THE FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, LENDERS AND AGENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, AGENT OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)	Lenders and Agent shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by any Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or a Lender, that the losses were the result of acts or omissions constituting gross negligence or wilful misconduct and Borrower hereby waives any claims for special, punitive, exemplary, indirect or consequential damages in respect of any breach or alleged breach by Agent or any Lender of any of the terms of this Agreement or the other Financing Agreements except in the case of gross negligence or wilful misconduct of Agent or any Lender as determined by a final and non-appealable judgment or court order binding on Agent or Lender.

(f)	Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Agent from and after the occurrence of an Event of Default that is continuing to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Borrower waives the posting of any bond otherwise required of Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction or any other Financing Agreement.
12.2	Waiver of Notices
Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Agent may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.
12.3	Amendments and Waivers
Subject to Section 11.15, neither this Agreement nor any provision hereof shall be amended or waived, nor consent to any departure by Borrower therefrom permitted, orally or by course of conduct, but only by a written agreement signed by an authorized officer of each Lender and Agent, and as to amendments, as also signed by an authorized officer of Borrower. Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.
12.4	Waiver of Counterclaim
Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
12.5	Indemnification
Borrower shall indemnify and hold Arranger, Agent and each Lender, and their respective directors, officers, agents, representatives, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of any Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto or the relationship between any of Borrower and Obligor, on the other hand, and Arranger, Agent, each Lender and their respective directors, officers, agents, representatives, employees and counsel, on the other hand, including amounts paid in settlement, court costs, and the fees and expenses of counsel and others incurred in connection with investigating, preparing to defend or defending any such litigation, investigation, claim or proceeding. Such indemnification shall not apply to losses, claims, damages, liabilities, costs or expenses resulting from the bad faith, fraud, gross negligence or wilful misconduct of Arranger, Agent, any Lender and/or their respective directors, officers, agents, representatives, employees and counsel as determined pursuant to a final non-appealable order of a court of competent jurisdiction or to losses, claims, damages, liabilities, costs or expenses to the extent relating to disputes among such indemnified parties or to a breach of their obligations to Borrower hereunder as determined pursuant to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.5 may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Arranger, Agent, each Lender and their respective directors, officers, agents, representatives, employees and counsel in satisfaction of indemnified matters under this Section 12.5. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
ARTICLE 13
TERM OF AGREEMENT; MISCELLANEOUS
13.1	Term
(a)	The Financing Agreements shall continue in full force and effect for a term ending on the Maturity Date unless sooner terminated pursuant to the terms hereof. Upon the Maturity Date or effective date of termination of the Financing Agreements, Borrower shall pay to Agent, in full, all outstanding and unpaid Obligations (except under or in connection with any Secured Hedging Agreement) and shall furnish cash collateral to Agent in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Secured Parties from loss, cost, damage or expense, including legal fees and expenses, issued and outstanding Letter of Credit Accommodations, outstanding Secured Hedging Agreements and cheques or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon, Toronto time.

(b)	No termination of any of the Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under the Financing Agreements until all Obligations have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders, under the Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c)	If this Agreement is terminated by Borrower prior to October 31, 2015 or by Agent pursuant to its right to terminate pursuant to Section 10.2, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lenders’ lost profits as a result thereof, Borrower agrees to pay to Agent, for the account of Lenders based on their respective Pro Rata Share, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

Amount		Period
(a) 1.5% of: the Maximum Revolving Credit and (i) the Maximum Revolving Term Credit on or before the Revolving Term Loan Term Conversion Date or (ii) the outstanding balance of the Revolving Term Loan after the Revolving Term Loan Term Conversion Date	-	From the date hereof to and including the 1st anniversary of the date hereof.

(b) 1.0% of: the Maximum Revolving Credit and (i) the Maximum Revolving Term Credit on or before the Revolving Term Loan Term Conversion Date or (ii) the outstanding balance of the Revolving Term Loan after the Revolving Term Loan Term Conversion Date	-	After the 1st anniversary of the date hereof to and including the 2nd anniversary of the date hereof.

(c) 0.5% of Maximum Revolving Credit and outstanding balance of the Revolving Term Loan	-	After the 2nd anniversary of the date hereof to and including the Maturity Date.
Such early termination fee shall be presumed to be the amount of damages sustained by Lenders as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Agent, on behalf of Lenders, shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g) hereof, even if Agent does not exercise its right to terminate this Agreement, or a Lender elects, at its option, to provide financing to Borrower or permit the use of cash collateral under any applicable reorganization or insolvency legislation. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.
13.2	Notice
All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their respective addresses set forth below and to Borrower at its chief executive office set forth below, or to such other address as any party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.
13.3	Partial Invalidity
If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
13.4	Successors
The Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders and Borrower and their respective successors and permitted assigns.
13.5	Entire Agreement
The Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
13.6	Headings
The division of this Agreement into sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.7	Judgment Currency
To the extent permitted by applicable law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this section, continue in full force and effect.
13.8	Counterparts and Facsimile
This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or pdf copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile or pdf copy shall deliver to the other party an original copy of this Agreement as soon as possible after delivering the facsimile or pdf copy.
13.9	Patriot Act Notice
Agent and each Lender which is subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow Agent and such Lender to identify such person in accordance with the Patriot Act and any other applicable law. Borrower is hereby advised that any Loans or Letter of Credit Accommodations hereunder are subject to satisfactory results of such verification.
ARTICLE 14
ACKNOWLEDGMENT AND RESTATEMENT
14.1	Existing Obligations
Borrower hereby acknowledges, confirms and agrees that Borrower is indebted to Lenders for outstanding loans, advances and letter of credit accommodations to Borrower under the Existing Loan Agreement together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower to Lenders to the extent set forth in the Existing Loan Agreement, without setoff, defense or counterclaim of any kind, nature or description whatsoever. The Loans and other financial accommodations provided for in this Agreement are an extension of the “Loans” and other financial accommodations provided for under the Existing Loan Agreement and shall continue without novation.
14.2	Acknowledgment of Security Interests
(a)	Borrower hereby acknowledges, confirms and agrees that Agent, on behalf of itself and Secured Parties, shall continue to have a Lien upon the collateral heretofore granted to Original Lender or Agent pursuant to and in connection with the Original Loan Agreement or Existing Loan Agreement, as the case may be, to secure the Obligations, as well as any collateral granted under or in connection with this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent, any Lender, Original Lender, any Secured Party or any of their respective Affiliates.

(b)	The Liens of Agent, on behalf of itself and Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Original Lender or Agent under the Financing Agreements or any Secured Hedging Agreements.

(c)	Notwithstanding any term of any Financing Agreement, Borrower acknowledges, confirms and agrees that all security granted by it under, or in connection with, the Original Loan Agreement, the Existing Loan Agreement and the other Financing Agreements shall be held by Agent, on behalf of itself and Secured Parties (including those under Secured Hedging Agreements), to secure the Obligations (including those arising under the Secured Hedging Agreements).
14.3	Existing Loan Agreement
Borrower hereby acknowledges, confirms and agrees that: (a) the Existing Loan Agreement has been duly executed and delivered by Borrower is in full force and effect as of the date hereof; (b) the agreements and obligations of Borrower contained in the Existing Loan Agreement constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms and Borrower has no valid defense to the enforcement of such obligations; and (c) Agent and Lenders are entitled to all of the rights, remedies and benefits provided for in or arising pursuant to the Existing Loan Agreement.
14.4	Restatement
(a)	Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are simultaneously amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements executed and/or delivered on or after the date hereof, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore incurred and the Liens and other interests in the collateral heretofore granted, pledged and/or assigned by Borrower to Agent, Original Lender, any Lender, any Secured Party or any of their respective Affiliates (whether directly, indirectly or otherwise).

(b)	The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations, liabilities and indebtedness of Borrower evidenced by or arising under the Existing Loan Agreement, and the Liens of Agent, on behalf of itself and Secured Parties, securing such Obligations and other obligations, liabilities and indebtedness, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent, for the benefit of itself and Secured Parties.

(c)	All loans, advances and other financial accommodations under the Existing Loan Agreement and all other obligations, liabilities and indebtedness of Borrower to Lenders outstanding and unpaid as of the date hereof pursuant to the Existing Loan Agreement or otherwise shall be deemed Obligations of Borrower pursuant to the terms hereof. The principal amount of the Loans and the amount of the Letters of Credit Accommodations outstanding as of the date hereof under the Existing Loan Agreement shall be allocated to the Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine in accordance with the terms hereof.
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IN WITNESS WHEREOF, Lenders, Agent and Borrower have caused these presents to be duly executed as of the day and year first above written.

AGENT AND LENDER		LENDER

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA		EXPORT DEVELOPMENT CANADA

By: Name: Title:	/s/ Sean M. Noonan Sean M. Noonan Vice President, Relationship Manager	By: Name: Title:	/s/ Trevor Kuhn Trevor Kuhn Financing Manager

By: Name: Title:		By: Name: Title:	/s/ Stephano Carrera Stephano Carrera Sr. Financing Manager

Revolving Loan Commitment:		Revolving Loan Commitment:
$25,000,000		$25,000,000

Revolving Term Loan Commitment:		Revolving Term Loan Commitment:
$30,000,000		$30,000,000

Address:		Address:
40 King Street West, Suite 2500		151 O’Connor Street
Toronto, Ontario, M5H 3Y2		Ottawa, Ontario K1A 1K3
Attention: Senior Vice President		Attention: Loan Services
Fax: (416) 775-2991		Fax: (613) 598-2514
Attention: Asset Management/Covenants Officer
Fax: (613) 598-3186

BORROWER

IMAX CORPORATION

By: Name: Title:	/s/ Joseph Sparacio Joseph Sparacio Executive Vice President and Chief Financial Officer

By: Name: Title:	/s/ Ed MacNeil Ed MacNeil Senior Vice President, Finance
Address of Chief Executive Office:
110 East 59th Street
Suite 2100
New York, New York, 10022
Attention: Senior Executive Vice President and General Counsel
Fax: (212) 371-7584